EXHIBIT 99.1

Third Quarter 2016 Fixed Income Release

Denver, Colorado November 3, 2016: Liberty Global plc ("Liberty Global") (NASDAQ: LBTYA, LBTYB, LBTYK, LILA and LILAK) is today providing selected, preliminary unaudited financial and operating information for certain of its fixed-income borrowing groups for the three months ("Q3") and nine months ("YTD") ended September 30, 2016 as compared to the results for the same period in the prior year (unless otherwise noted). The financial and operating information contained herein is preliminary and subject to change. We expect to issue the September 30, 2016 unaudited condensed consolidated financial statements for each of our applicable fixed-income borrowing groups prior to the end of November 2016, at which time they will be posted to the investor relations section of our website (www.libertyglobal.com) under the "Fixed Income" heading. Convenience translations provided herein are calculated as of September 30, 2016.

.......................................................................................................Page 2
Exceeded 14 Million RGUs in Q3 with 80,000 Additions in the Quarter
......................................................................................................Page 10
Sales Momentum in September Drove 89,000 RGU Additions in Q3

......................................................................................................Page 17 Improving RGU Performance; Third Quarter Revenue Stabilizes
.........................................................................................................Page 25
Launched New High-Value Bundled Portfolio in Switzerland in Late September, Offering Faster Speeds and Enhanced Optionality

....................................................................................Page 34
Broadband Subscribers up 4% or 27,000 Year-Over-Year
.................................................................................................Page 44
Strongest Q3 Broadband Subscriber Additions in Nearly 10 Years

Virgin Media Reports Preliminary Q3 2016 Results
Exceeded 14 Million RGUs in Q3 with 80,000 Additions in the Quarter
Lightning Delivering Strong Growth; Over 50% of Build will now be FTTP
Q3 Operating Income up 30% and Rebased Segment OCF up 6%
Virgin Media Inc. ("Virgin Media") is the leading cable operator in the U.K. and Ireland, delivering 14 million broadband, video and fixed-line telephony services to 5.7 million cable customers and mobile services to 3 million subscribers.

Operating and financial highlights*:

•	Organic customer[1] additions of 45,000 in Q3 and 117,000 YTD driven by summer promotions highlighting our superior speeds and additions from new build activity

◦	Record U.K. organic customer additions of 49,000 in Q3 and 135,000 YTD supported by a reduction in U.K. churn[2] from 14.1% in Q3 2015 to 13.8% in Q3 2016

•	Q3 organic RGU[3] additions improved YoY and sequentially to 80,000; YTD at 223,000, up 140% YoY

◦	U.K. RGU additions of 92,000 in Q3 was comprised of 60,000 broadband internet[4], 21,000 fixed-line telephony[5] additions and a return to growth in TV with 11,000 video additions

◦	Gained over 75% market share of broadband additions in our cable footprint in the U.K.

◦	Quarterly RGU growth in the U.K. represents our best Q3 additions since 2009

•	Mobile net adds of 9,000 in Q3, with 26,000 postpaid gains partially offset by prepaid attrition

•	Expect to build between 450,000 and 500,000 Project Lightning premises in 2016 across the U.K. and Ireland

◦	Added 95,000 new build premises in Q3; taking the YTD Project Lightning[6] build to 250,000

◦	More than 50% of new build will now be fibre to the premises ("FTTP")

◦	Customer penetration, ARPU and build costs in line with business plan

•	Focused on delivering continued improvements in customer experience

◦	Virgin TV relaunch underway with new TV bundles, new user-interface and Virgin Exclusives

◦	Deployed new, improved WiFi router to 18% of U.K. broadband base since launch in Q4 2015

◦	Launched 4G mobile services in Ireland in July and will launch 4G in the U.K. this month

•	Implemented 5.1% average U.K. consumer price rise effective November 1, 2016

•	On November 1, we acquired Arqiva WiFi with 31,000 WiFi hotspots in 6,500 locations in the U.K.

•	Rebased[7] revenue growth of 3% in Q3 and YTD to £1,204.5 million and £3,580 million, respectively

◦	Cable subscription revenue increased by 4% in Q3 and 3% YTD on a rebased basis

•	Operating income increased 30% in Q3 to £85 million and decreased 5% YTD to £253.5 million

•	Rebased Segment OCF[8] growth of 6% in Q3 to £530 million and 3% YTD to £1,584 million

•	Property and equipment additions[9] at 26% of revenue in Q3 and 24% of revenue YTD

* The financial figures contained in this release are prepared in accordance with U.S. GAAP.10

Operating Statistics Summary

	As of and for the three months ended September 30,
	2016	2015
CABLE

Footprint
Homes Passed[11]	13,996,600	13,575,600
Two-way Homes Passed[12]	13,931,700	13,489,100

Subscribers (RGUs)[3]
Basic Video[13]	28,700	33,300
Enhanced Video[14]	4,007,000	4,044,500
Total Video	4,035,700	4,077,800
Internet[4]	5,231,700	4,997,100
Telephony[5]	4,761,000	4,612,000
Total RGUs	14,028,400	13,686,900

Q3 Organic RGU Net Additions (Losses)
Basic Video	(1,100)	(1,500)
Enhanced Video	900	(11,200)
Total Video	(200)	(12,700)
Internet	59,500	59,500
Telephony	21,100	28,200
Total organic RGU net additions	80,400	75,000

Customer Relationships
Customer Relationships[1]	5,707,600	5,540,100
Q3 Organic Customer Relationship net additions	45,200	41,900

RGUs per Customer Relationship	2.46	2.47
Q3 Monthly ARPU per Customer Relationship[15]	£49.69	£48.38
U.K. Q3 Monthly ARPU per Customer Relationship	£49.88	£49.37
Ireland Q3 Monthly ARPU per Customer Relationship	€56.00	€53.58

Customer Bundling
Single-Play	16.6%	17.0%
Double-Play	21.1%	19.0%
Triple-Play	62.3%	64.0%

Fixed-mobile Convergence[16]	19.2%	20.9%

MOBILE

Mobile Subscribers[17]
Postpaid	2,381,900	2,220,000
Prepaid	660,100	808,400
Total Mobile subscribers	3,042,000	3,028,400

Q3 Postpaid net additions	25,700	56,100
Q3 Prepaid net losses	(16,900)	(42,100)
Total organic Mobile net additions	8,800	14,000

Q3 Monthly ARPU per Mobile Subscriber[18]
Excluding interconnect revenue	£11.65	£13.04
Including interconnect revenue	£13.20	£14.89

Financial Results, Segment OCF Reconciliation, Property and Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three and nine months ended September 30, 2016, and 2015.

	Three months ended September 30,		Rebased Change	Nine months ended September 30,		Rebased Change
	2016	2015		2016	2015
	in millions, except % amounts
Revenue
Subscription revenue:
Cable	£847.6	£804.7	4.3%	£2,517.1	£2,424.6	3.3%
Mobile	106.2	118.2	(10.2%)	318.9	352.2	(9.5%)
Total subscription revenue	953.8	922.9	2.5%	2,836.0	2,776.8	1.7%
Business revenue	168.4	162.4	3.2%	498.3	476.3	4.4%
Other revenue	82.3	66.0	6.1%	245.3	175.7	21.8%
Total revenue	£1,204.5	£1,151.3	2.8%	£3,579.6	£3,428.8	3.2%
Geographic revenue
U.K.	£1,122.4	£1,088.5	3.2%	£3,343.9	£3,237.0	3.4%
Ireland	£82.1	£62.8	(1.7%)	£235.7	£191.8	0.5%
Segment OCF
Segment OCF	£530.1	£501.5	5.6%	£1,583.7	£1,530.9	3.4%
Share-based compensation expense	(6.6)	(12.0)		(20.3)	(29.2)
Related-party fees and allocations, net	(21.0)	(29.0)		(82.4)	(63.0)
Depreciation and amortisation	(409.8)	(389.6)		(1,207.8)	(1,164.0)
Impairment, restructuring and other operating items, net	(7.3)	(5.2)		(19.7)	(8.0)
Operating income	£85.4	£65.7		£253.5	£266.7

Segment OCF as a percentage of revenue	44.0%	43.6%		44.2%	44.6%

Operating income as a percentage of revenue	7.1%	5.7%		7.1%	7.8%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	in millions, except % amounts

Customer premises equipment	£76.6	£74.9	£218.9	£220.7
Scalable infrastructure	49.4	51.3	152.9	159.0
Line extensions	82.5	39.5	211.1	93.9
Upgrade/rebuild	17.4	23.9	50.3	63.3
Support capital	84.3	63.2	215.9	190.1
Property and equipment additions	310.2	252.8	849.1	727.0
Assets acquired under capital-related vendor financing arrangements	(150.5)	(119.2)	(387.5)	(270.0)
Assets acquired under capital leases	(8.9)	(1.0)	(14.3)	(13.9)
Changes in liabilities related to capital expenditures	(14.2)	(5.3)	(17.0)	(19.0)
Total capital expenditures[19]	£136.6	£127.3	£430.3	£424.1

Property and equipment additions as a percentage of revenue	25.8%	22.0%	23.7%	21.2%

Subscriber Statistics

Project Lightning, our network extension programme, is transforming our customer and RGU growth profile in the U.K. During Q3, we passed 95,000 new premises with our superior fibre-rich network, taking the YTD Project Lightning build6 to 250,000 premises. We expect to build between 450,000 and 500,000 premises during 2016 across the U.K. and Ireland, as our build partners continue to scale up to meet higher quarterly build volumes. We have concluded that, in many cases, large scale builds deploying narrow trenching to build FTTP are more cost efficient than smaller infill opportunities. As a result, our targeted FTTP build has increased from 25% to 50% of our four million premises target, and the overall cost of the programme remains unchanged.

Project Lightning was a key contributor to our record U.K. Q3 customer additions and our best U.K. Q3 RGU growth since 2009. Across both the U.K. and Ireland, our 45,000 customer additions in Q3 and 117,000 YTD compare to 42,000 and 35,000 customer additions in the corresponding prior-year periods, respectively. Customer growth has been helped by a reduction in churn, which decreased from 14.3% in Q3 2015 to 13.9% in Q3 2016. Q3 ARPU was up 1.4% year-over-year on an FX-neutral20 basis to £49.69. In Q4, we expect to see an increase in churn and higher ARPU as a result of a U.K. price rise effective from November 2016.

Moving to RGU growth, we added 80,000 RGUs on an organic basis in Q3 compared to 75,000 RGU additions in Q3 2015, partially driven by a reduction in video losses. In the YTD period, we added 223,000 RGUs, a significant increase compared to 92,000 in the prior-year period, with improved growth across each product. Our Q3 marketing and triple-play bundle promotions in the U.K. underpinned the strong RGU performance. Our July and August campaigns focused on our broadband superiority, while our September campaign coincided with the refresh of our TV user interface and the launch of new video bundles. Demand for our ultrafast speeds and enhanced video services remains strong. Over 50% of our broadband base is now taking 100+Mbps, and subscriptions to our advanced next-generation TV platforms, in the U.K. and Ireland, now represent 81% of our enhanced video base.

Since the beginning of the year, we have expanded our portfolio of on-demand content and have invested in Virgin Exclusives box sets of popular shows such as Ash vs. Evil Dead, Kingdom and most recently Magic City. In Ireland, we continue to transform TV3, the country's largest commercial broadcaster, and are in the process of acquiring broadcaster UTV Ireland. Recent additions to TV3's programming line-up include the Irish launch of popular reality TV show Gogglebox, commissioned from All3Media's Studio Lambert. Virgin Media is leveraging the cross-promotional opportunities with TV3, including from its exclusive sponsorship of Gogglebox on TV3. The in-house advertising expertise at TV3 has also been scaled up and relaunched as Virgin Media Solutions to media buyers across TV3 and Virgin Media in the U.K. and Ireland.

In mobile, our 26,000 postpaid additions in Q3 were partially offset by expected prepaid losses, resulting in total mobile subscriber additions of 9,000 in the quarter. Our YTD mobile subscriber additions of 18,000 are up strongly compared to a 25,000 loss during the first nine months of 2015, due to a reduction in prepaid losses and higher gains in postpaid subscriptions.

On the business-to-business ("B2B") front, our focus on the small office/home ("SOHO") segment is delivering strong results. In Q3, our SOHO customers increased by 8,000 to 53,000, while SOHO RGUs increased by 20,000 to 94,000. On November 1, we closed the acquisition of Arqiva WiFi, which has 31,000 WiFi hotspots across major U.K. airports, thousands of hotel rooms, restaurants and motorway service stations. We expect this acquisition to present significant strategic benefits to both our B2B and consumer operations.

Financial Summary

On a rebased basis, total revenue increased by 3% for both the three and nine months ended September 30, 2016 to £1,204.5 million and £3,580 million, respectively, as compared to the prior-year periods. These increases were attributable to the net benefit of (i) higher cable subscription revenue, primarily due to subscriber growth and an improvement in ARPU per RGU, (ii) increases in other revenue, primarily as a result of a £5 million benefit in Q3 and a £43 million benefit YTD from higher mobile handset sales pursuant to our Freestyle21 proposition, (iii) lower mobile subscription revenue, primarily due to an £18 million reduction in Q3 and a £49 million reduction YTD associated with our Freestyle proposition, and (iv) higher business revenue, driven by an increase in underlying data volumes and higher amortisation of deferred upfront fees on B2B22 contracts. Our revenue growth includes reductions of £6 million in Q3 and £12 million YTD as a result of a change in the regulations governing payment handling fees that we charge customers in the U.K.

Operating income increased by 30% to £85 million in Q3, compared to the third quarter of 2015, largely due to higher Segment OCF as described below, partially offset by an increase in depreciation and amortisation. For the YTD period, operating income decreased 5% to £253.5 million as compared to the first nine months of 2015. The YTD result was impacted by increases in depreciation and amortisation and higher related-party fees and allocations, which together more than offset the benefit of higher Segment OCF.

Our rebased Segment OCF increased 6% to £530 million in Q3 and 3% to £1,584 million YTD, as compared to the corresponding prior-year periods. The growth in Q3 Segment OCF was the result of higher revenue and a year-over-year margin expansion, partially attributable to cost controls. The margin expansion occurred despite increases in programming costs. YTD Segment OCF growth was also driven by higher revenue which was offset by higher programming spend and the negative impact of higher favourable nonrecurring items in the 2015 YTD period when compared to the 2016 YTD period. These prior year nonrecurring items included a £12 million reduction in local authority charges. As a result of these factors, our Q3 Segment OCF margin23 of 44.0% was 40 basis points higher and the YTD Segment OCF margin of 44.2% was 40 basis points lower year-over-year.

Looking ahead to Q4, we expect to see a continued improvement in Segment OCF growth led by new build and our November price rise. This revenue and Segment OCF growth will be partially impacted by a nonrecurring benefit in B2B relating to the settlement of disputes with mobile operators over amounts charged for voice traffic, which led to an £11.5 million revenue benefit and a £7 million Segment OCF benefit in Q4 2015.

We have been notified by the Valuation Office Agency of a fourfold increase in the rateable value of our network and other assets in the U.K. that is scheduled to become effective on April 1, 2017. This increase will affect the amount we pay for network infrastructure charges as the annual amount payable to the U.K. government is calculated by applying a percentage multiplier to the rateable value of assets. The multiplier applicable for 2017 and future years has not yet been confirmed. The phasing of the increase in rates will also be affected by transitional relief, the mechanism for which remains under consultation. If implemented, this proposed change, together with a similar proposed change in Ireland, would result in significant increases in our network infrastructure charges.  Depending on the final determinations with respect to the multiplier and transitional relief, we estimate that the aggregate amount of these increases will range between £25 million and £35 million during 2017 and will build to a maximum aggregate increase of up to £150 million in 2021. We believe that the proposed increases are excessive, and we will challenge the underlying methodology and assumptions.

On a year-over-year basis, property and equipment additions increased by £57 million or 23% in Q3 to £310 million and by £122 million or 17% YTD to £849 million. These increases were primarily driven by Project Lightning costs of approximately £86 million in Q3 and £203 million YTD, compared to £30 million and £63 million, respectively, in the corresponding prior-year periods. Our capital investment in Project Lightning includes direct build costs, technology investments and customer premise equipment as well as related installation costs. As a percentage of revenue, property and equipment additions increased to 26% in Q3 and 24% YTD, compared to 22% and 21% in the corresponding prior-year periods, respectively.

Third-Party Debt, Capital Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and pound sterling equivalent of the nominal amount outstanding of Virgin Media's consolidated third-party debt and its capital lease obligations and cash and cash equivalents (in millions):

	September 30,		June 30,
	2016		2016
	Borrowing currency	£ equivalent
Senior Credit Facility:
Term Loan D (LIBOR + 3.25%) due 2022	£100.0	£100.0	£100.0
Term Loan E (LIBOR + 3.50%) due 2023	£849.4	849.4	849.4
Term Loan F (LIBOR + 2.75%) due 2023	$1,855.0	1,430.2	1,398.1
Term Loan G (EURIBOR + 3.00%) due 2022	€75.0	64.9	62.6
Term Loan H (EURIBOR + 3.75%) due 2021	€25.0	21.6	20.9
£675.0 million (equivalent) Revolving Credit Facility (LIBOR + 2.75%) due 2021		—	—
Total Senior Credit Facility		2,466.1	2,431.0

Senior Secured Notes:
6.00% GBP Senior Secured Notes due 2021	£990.0	990.0	990.0
5.50% GBP Senior Secured Notes due 2021	£628.4	628.4	628.4
5.375% USD Senior Secured Notes due 2021	$900.0	693.9	678.3
5.25% USD Senior Secured Notes due 2021	$447.9	345.3	337.6
5.50% GBP Senior Secured Notes due 2025	£387.0	387.0	387.0
5.125% GBP Senior Secured Notes due 2025	£300.0	300.0	300.0
5.50% USD Senior Secured Notes due 2025	$425.0	327.7	320.3
5.25% USD Senior Secured Notes due 2026	$1,000.0	771.0	753.6
5.50% USD Senior Secured Notes due 2026	$750.0	578.2	565.3
4.875% GBP Senior Secured Notes due 2027	£525.0	525.0	525.0
6.25% GBP Senior Secured Notes due 2029	£400.0	400.0	400.0
Total Senior Secured Notes		5,946.5	5,885.5

Senior Notes:
4.875% USD Senior Notes due 2022	$118.7	91.5	89.4
5.25% USD Senior Notes due 2022	$95.0	73.2	71.6
5.125% GBP Senior Notes due 2022	£44.1	44.1	44.1
6.375% USD Senior Notes due 2023	$530.0	408.6	399.4
7.00% GBP Senior Notes due 2023	£250.0	250.0	250.0
6.00% USD Senior Notes due 2024	$500.0	385.5	376.8
6.375% GBP Senior Notes due 2024	£300.0	300.0	300.0
4.50% EUR Senior Notes due 2025	€460.0	398.2	383.9
5.75% USD Senior Notes due 2025	$400.0	308.4	301.5
Total Senior Notes		2,259.5	2,216.7

6.50% USD Convertible Senior Notes due 2016	$54.8	42.2	41.3
Vendor financing		611.0	402.3
Other debt		65.0	65.5
Capital lease obligations		85.3	88.0
Total third-party debt and capital lease obligations		11,475.6	11,130.3
Unamortised premiums, discounts and deferred financing costs, net[24]		(78.6)	(79.9)
Total carrying amount of third-party debt and capital lease obligations		11,397.0	11,050.4
Less: cash and cash equivalents		20.9	28.4
Net carrying amount of third-party debt and capital lease obligations[25]		£11,376.1	£11,022.0

Exchange rate (€ to £)		1.1552	1.1982
Exchange rate ($ to £)		1.2971	1.3268

All of our non-functional currency borrowings and interest payments have been hedged to protect against foreign exchange rate fluctuations at the time our debt was issued. Our term loans have been hedged to maturity and our bond debt has been hedged to the first par call date. In addition, our covenants are tested on a fully-swapped basis. At September 30, 2016, our fully-swapped third-party debt borrowing cost26 was 5.3% and the average tenor of our third-party debt (excluding vendor financing) was approximately 7 years.

During Q3 2016, our total third-party debt and capital lease obligations increased by £345 million, primarily due to a £209 million increase in vendor financing with the balance being attributable to a devaluation of the pound sterling.

Based on our results for Q3 2016, and subject to the completion of our corresponding compliance reporting requirements, (i) the ratio of Senior Net Debt to Annualised EBITDA (last two quarters annualised) was 3.72x and (ii) the ratio of Total Net Debt to Annualised EBITDA (last two quarters annualised) was 4.70x, each as defined in, and calculated in accordance with, our Senior Credit Facilities. As of September 30, 2016, we had maximum undrawn commitments of £675 million. When our September 30, 2016 compliance reporting requirements have been completed and assuming no changes from September 30, 2016 borrowing levels, we anticipate that the full amount of our unused commitments will be available to be drawn.

This page intentionally left blank

Unitymedia Reports Preliminary Q3 2016 Results

Sales Momentum in September Drove 89,000 RGU Additions in Q3
400 Mbps top speed now available on a footprint-wide basis
Unitymedia GmbH ("Unitymedia") is the leading cable operator in Germany and the federal states of North Rhine-Westphalia ("NRW"), Hesse and Baden-Württemberg. We provide cable television, internet, fixed-line telephony and mobile services under our "Unitymedia" brand to 7.2 million customers.

Operating and financial highlights*:

•	Generated 89,000 RGU[3] additions during Q3, driven by "Highspeed Weeks" promotion in September

◦	Combined data and voice RGU growth, with 56,000 broadband internet[4] and 49,000 fixed-line telephony[5] RGU additions, was in line with prior year's Q3 performance

◦	Reintroduced our "Highspeed Weeks" campaign to promote take-up of higher-speed bundles; 75% of new broadband subscribers in Q3 took speeds of 120+ Mbps

◦	Top speed of 400 Mbps now available across entire footprint, four times faster than the fastest VDSL products with vectoring

◦	Q3 video attrition was 13,000 RGUs higher year-over-year, as our Q3 2015 result was supported by positive contributions in the multi dwelling unit ("MDU") segment

•	Continued expansion of our Horizon TV base by 31,000 to 558,000 subscribers at the end of Q3

•	Deployed an additional 150,000 WiFi Connect Boxes in Q3 and launched our seamless WiFi network to strengthen our broadband value proposition

•	Successful test pilot with the switch-off of our analog TV service in the city of Hanau in September; preparations underway for the analog TV switch-off across our entire footprint by June 30, 2017

•	Upgrade/new build activity upped marketable base for broadband services by ~130,000 homes YTD

◦	Significant construction activity expected in Q4 as we continue to target 200,000 new marketable broadband homes in 2016

◦	Dedicated sales team to be created with over 50 new employees focusing on the new build segment after reducing staff in other areas

•	Introduced mobile handset offerings in November at compelling prices in our retail stores and online to attract new customers and drive bundled sales

•	Revenue increased 5% for both Q3 and YTD to €568 million and €1,689 million, respectively

•	ARPU[15] per customer grew 5% year-over-year in Q3

•	Net loss of €31 million in Q3 and €54 million YTD

•	Adjusted Segment EBITDA[27] increased 7% in Q3 to €366 million and 6% YTD to €1,065 million

•	Property, equipment and intangible asset additions[9] were 27% of revenue both in Q3 and YTD
* The financial figures contained in this release are prepared in accordance with EU-IFRS28. Unitymedia’s financial condition and results of operations will be included in Liberty Global’s condensed consolidated financial statements under U.S. GAAP10. There are significant differences between the U.S. GAAP and EU-IFRS presentations of our condensed consolidated financial statements.

Operating Statistics Summary

	As of and for the three months ended September 30,
	2016	2015

Footprint
Homes Passed[11]	12,878,700	12,749,700
Two-way Homes Passed[12]	12,685,200	12,538,200

Subscribers (RGUs)[3]
Basic Video[13]	4,865,800	5,052,400
Enhanced Video[14]	1,564,300	1,462,400
Total Video	6,430,100	6,514,800

Internet[4]	3,263,500	3,044,600
Telephony[5]	3,047,400	2,865,500
Total RGUs	12,741,000	12,424,900

Q3 Organic RGU Net Additions (Losses)
Basic Video	(36,000)	(52,800)
Enhanced Video	20,700	50,200
Total Video	(15,300)	(2,600)

Internet	56,000	58,000
Telephony	48,700	46,800
Total organic RGU net additions	89,400	102,200

Penetration
Enhanced Video Subscribers as % of Total Video Subscribers[29]	24.3%	22.4%
Internet as % of Two-way Homes Passed[30]	25.7%	24.3%
Telephony as % of Two-way Homes Passed[30]	24.0%	22.9%

Customer Relationships
Customer Relationships[1]	7,157,000	7,134,300
Organic Customer Relationship Net Additions	9,400	14,000
RGUs per Customer Relationship	1.78	1.74
Q3 Monthly ARPU per Customer Relationship[15]	€24.20	€23.06

Customer Bundling
Single-Play	55.2%	58.1%
Double-Play	11.5%	9.7%
Triple-Play	33.3%	32.2%

Mobile Subscribers[17]
Total Mobile subscribers	356,400	349,700
Q3 organic Mobile net additions (losses)	(2,300)	13,400

Financial Results, Adjusted Segment EBITDA Reconciliation & Property, Equipment and Intangible Asset Additions

The following table reflects preliminary unaudited selected financial results for the three and nine months ended September 30, 2016, and 2015 (in millions, except % amounts).

	Three months ended September 30,			Nine months ended September 30,
	2016	2015	Change	2016	2015	Change
		revised[40]			revised[40]

Revenue	€567.5	€541.5	4.8%	€1,688.6	€1,610.5	4.8%

Adjusted Segment EBITDA	€366.1	€341.6	7.2%	€1,064.8	€1,005.7	5.9%

Depreciation and amortization	(209.5)	(197.4)		(627.5)	(582.7)
Impairment, restructuring and other operating items, net	(9.9)	(0.2)		(65.8)	(1.0)
Share-based compensation expense	(1.9)	(2.6)		(5.7)	(4.7)
Related-party fees and allocations	(63.3)	(40.3)		(142.4)	(103.3)
Earnings before interest and taxes ("EBIT")	81.5	101.1		223.4	314.0

Net financial and other expense	(112.4)	(56.3)		(255.0)	(301.9)
Income tax benefit (expense)	0.1	(25.8)		(22.1)	(38.8)
Net earnings (loss)	€(30.8)	€19.0		€(53.7)	€(26.7)

Adjusted Segment EBITDA as % of revenue	64.5%	63.1%		63.1%	62.4%

The table below highlights the categories of our property, equipment and intangible asset additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	in millions, except % amounts

Customer premises equipment	€26.3	€31.5	€83.9	€87.3
Scalable infrastructure	17.0	24.2	63.1	66.4
Line extensions/new build	11.6	11.7	32.5	34.4
Upgrade/rebuild	44.7	44.8	129.3	125.0
Support capital	12.4	5.1	35.8	18.2
Capitalized subscriber acquisition costs	24.7	21.3	69.9	62.3
Software and licenses	15.9	15.0	37.3	40.7
Property, equipment and intangible asset additions	152.6	153.6	451.8	434.3

Assets acquired under capital-related vendor financing arrangements	(40.9)	(35.4)	(118.9)	(108.4)
Changes in liabilities related to capital expenditures	(13.5)	(16.8)	(45.4)	(9.0)
Total capital expenditures[19]	€98.2	€101.4	€287.5	€316.9

Property, equipment and intangible asset additions as % of revenue	26.9%	28.4%	26.8%	27.0%

Subscriber Statistics

Our focus on providing high-value bundles at compelling prices continued during the third quarter, as our advertising and marketing campaigns during Q3 were centered on speed leadership and our recently launched WiFi spots. After curtailing our spring promotional campaign in early July, we reintroduced "Highspeed Weeks" in September to drive higher sales of our mid- and high-tier double and triple-play bundles and as a response to a more aggressive pricing move from the incumbent. Our Q3 RGU performance of 89,000 additions compares to 102,000 in the prior-year period. The variance was largely attributable to lower video attrition last year as we connected certain new housing association contracts in Q3 2015. At the same time, our combined internet and telephony RGU additions of 105,000 in Q3 2016 were in line with the prior-year period. On a YTD basis, however, our combined internet and telephony additions of 293,000 were 10% higher than the prior-year period.

From a product perspective, our Q3 video attrition of 15,000 RGUs was in line with our loss of 13,000 RGUs in Q2 2016, but 13,000 higher compared to our 3,000 RGU loss in the prior-year period largely due to the MDU impact mentioned above. In early November, we announced video price increases of 3.6% on average for approximately 3.2 million subscribers of our MDU base effective January 1, 2017. Our Q3 2016 video losses in the single dwelling unit ("SDU") segment were broadly in line with Q2 2016, as well as the prior-year period. On the Horizon TV front, we added 31,000 new subscribers in Q3, bringing the total next-generation TV base to 558,000 at September 30, 2016, representing just 9% of our total video base. During the quarter, we also successfully switched off of our analog video service in the city of Hanau. This was a test pilot for our upcoming footprint-wide switch-off that we expect to be completed by June 2017. The customer reaction following the analog switch-off in Hanau was minimal as all customers were well informed well ahead of time and took other actions to provide for a smooth transition. At the same time, our strategy to upgrade existing basic analog video subs to more advanced services such as high definition TV ("HD") has been successful. We estimate that close to 90% of our total video subscriber base currently watches our unencrypted digital service.

In terms of our broadband business, we gained 56,000 internet subscribers during Q3, in line with the 58,000 RGUs that we added in the prior-year period. Similar to Q2, 75% of new broadband additions subscribed to speeds of 120 Mbps or higher, whereas the average broadband speed of our total customer base was approximately 75Mbps at the end of Q3, up from 60Mbps in the prior-year period. Our top speed of 400 Mbps, which is four times faster than the top speed offered by our VDSL competition, is now available throughout our entire footprint. We are the first operator to offer these high speeds on a footprint-wide basis in Germany. In the meantime, we continue to see rapid adoption of our WiFi Connect Box, which significantly improves the WiFi speed and reach in our customers' homes. At the end of Q3, we had deployed approximately 370,000 WiFi Connect Boxes in the field, a sharp increase from 220,000 at the end of Q2. All new double-play and triple-play subscriptions now include the Connect Box as part of their bundle and existing customers who want to improve their WiFi experience can also swap their WiFi modem for a nominal fee. Our fixed-line telephony base grew by 49,000 RGUs in the quarter, in line with the prior-year period. In November we launched mobile handset offerings across retail and online sales channels at compelling prices to create a pull effect and cross sell bundled offerings to potential customers.

On the B2B front , we delivered record broadband additions in the SOHO segment during Q3, as our summer promotion resonated well with business customers. In addition to adding new B2B customers to our network, we continue to migrate existing B2B customers from legacy residential service packages to higher ARPU commercial packages that offer additional features, functionalities and service levels. To further support B2B sales momentum going forward, we are implementing a specialized SOHO door-to-door sales force and, in October, we launched a SOHO promotional campaign that is similar to our consumer campaign.
With regard to our new build and upgrade activities, we connected approximately 70,000 new homes and upgraded 60,000 during the first nine months of the year. We continue to target to connect or upgrade

200,000 homes by year-end. To drive faster penetration of broadband in these new homes, we are currently in the process of creating a new dedicated direct sales team while reallocating certain resources in our legacy business as part of our "Fit for Growth" initiative.
Financial Summary

Our revenue for each of the Q3 and YTD periods increased 5% to €568 million and €1,689 million, respectively, compared to the corresponding prior-year periods. This growth was primarily attributable to higher cable subscription revenue as a result of increases in ARPU15 per RGU and subscribers. Our top-line growth in the YTD period was impacted by lower revenue from late fees due to legislative changes.

Net loss was €31 million in Q3, as compared to net earnings of €19 million in Q3 2015. On a YTD basis, net loss increased from €27 million in 2015 to €54 million in 2016. These changes were primarily due to (i) increases in impairment, restructuring and other operating items, net, (ii) higher Adjusted Segment EBITDA, as described below, (iii) for the YTD comparison, lower net financial and other expenses, (iv) increases in depreciation and amortization, and (v) increases in related-party fees and allocations, net. The change in the QTD comparison was also impacted by higher net financial and other expenses.

Our Adjusted Segment EBITDA increased 7% in Q3 and 6% YTD, as compared to the corresponding prior-year periods. These increases were primarily due to the previously mentioned revenue drivers and the net impact of (i) higher programming and copyright expenses due to increases in certain premium content and growth in the number of enhanced video subscribers, (ii) higher staff related costs and (iii) the €4 million net positive impact of favorable nonrecurring items in the third quarters of 2016 and 2015. Our Adjusted Segment EBITDA margins were 65% and 63% for the Q3 and YTD periods, respectively, representing improvements of 140 and 70 basis points year-over-year.

Due in part to (i) the projected levels of B2B and marketing and sales spend and (ii) the negative impact of a €3 million favorable nonrecurring item in the fourth quarter of 2015, we anticipate the Q4 2016 Adjusted EBITDA growth to be below our YTD performance of 6%.

Our property, equipment and intangible asset additions were relatively flat year-over-year at €153 million or 27% of revenue in Q3 2016, as compared to €154 million, or 28% of revenue, in the prior-year period. For the YTD period, our property, equipment and intangible asset additions were €452 million (27% of revenue), as compared to €434 million (27% of revenue) for the same period in 2015. The higher absolute spend for the current YTD period was primarily attributable to increased spend on support capital, which was mainly driven by investments in retail shops across our footprint.

Third-Party Debt, Accrued Interest, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and euro equivalent of the nominal amount outstanding of Unitymedia's consolidated third-party debt and accrued interest, finance lease obligations and cash and cash equivalents (in millions):

	September 30,		June 30,
	2016		2016
	Borrowing currency	€ equivalent
Senior Credit Facilities
€80.0 million Super Senior Revolving Credit Facility (EURIBOR+2.25%) due 2020		€—	€—
€420.0 million Senior Revolving Credit Facility (EURIBOR+2.75%) due 2020		—	—
Total Senior Credit Facilities		—	—

Senior Secured Notes
5.500% EUR Senior Secured Notes due 2022	€526.5	526.5	526.5
5.125% EUR Senior Secured Notes due 2023	€405.0	405.0	405.0
5.500% USD Senior Secured Notes due 2023	$1,000.0	890.6	903.2
5.625% EUR Senior Secured Notes due 2023	€280.0	280.0	280.0
5.750% EUR Senior Secured Notes due 2023	€405.0	405.0	405.0
4.000% EUR Senior Secured Notes due 2025	€1,000.0	1,000.0	1,000.0
5.000% USD Senior Secured Notes due 2025	$550.0	489.8	496.7
4.625% EUR Senior Secured Notes due 2026	€420.0	420.0	420.0
3.500% EUR Senior Secured Notes due 2027	€500.0	500.0	500.0
6.250% EUR Senior Secured Notes due 2029	€475.0	475.0	475.0
Total Senior Secured Notes		5,391.9	5,411.4

Senior Notes
6.125% USD Senior Notes due 2025	$900.0	801.6	812.8
3.750% EUR Senior Notes due 2027	€700.0	700.0	700.0
Total Senior Notes		1,501.6	1,512.8

Vendor financing		167.9	149.0
Other third-party debt		143.3	142.1
Finance lease obligations		4.8	4.8
Accrued third-party interest, net of transaction costs		30.4	100.0
Total carrying amount of third-party debt, accrued interest and finance lease obligations		7,239.9	7,320.1

Less:
Cash and cash equivalents		1.3	0.3
Net carrying amount of third-party debt and finance lease obligations[25]		€7,238.6	€7,319.8

Exchange rate ($ to €)		1.1228	1.1073
At September 30, 2016, our fully-swapped third-party debt borrowing cost26 was 4.7% and the average tenor of our third-party debt (excluding vendor financing) was over eight years. Based on our results for Q3 2016 and subject to the completion of our corresponding compliance reporting requirements, (i) the ratio of Senior Secured Debt to Annualized EBITDA (last two quarters annualized) was 3.80x and (ii) the ratio of Total Debt to Annualized EBITDA (last two quarters annualized) was 4.82x, each as calculated in accordance with our most restrictive covenants. As of September 30, 2016, we had maximum undrawn commitments of €500 million. When our September 30, 2016 compliance reporting requirements have been completed and assuming no changes from current borrowing levels, we anticipate all of our unused commitments will be available to be drawn.

This page intentionally left blank

Ziggo Reports Preliminary Q3 2016 Results

Improving RGU Performance; Third Quarter Revenue Stabilizes
Building Out Value Strategy with Premier League and Netflix Launch
Ziggo Group Holding B.V. ("Ziggo") is a leading provider of entertainment, information and communication services in the Netherlands through innovative television, internet, telephony and mobile services. At September 30, 2016, we provided 9.6 million service subscriptions to our 4.0 million unique customers.

Operating and financial highlights*:

•	Q3 net loss of 11,000 RGUs[3] reflect an improvement sequentially (16,000 RGUs) and year-over-year (7,000 RGUs), driven by higher sequential sales and lower year-over-year churn[2]

◦	Delivered 14,000 broadband RGU additions in Q3, supported by new sales campaigns

▪	September's monthly broadband net additions were highest since March 2014

◦	Q3 customer churn[2] represents the second best quarterly result since Q2 2014 despite a price increase of approximately 2.5% implemented in July

•	Horizon TV, our next-generation video platform, posted a strong performance in Q3 with 79,000 net additions and surpassed the 1 million subscriber milestone post September

◦	Q3 Horizon Go active users up 32% year-over-year to 925,000

◦	Netflix will be launched on Horizon in Q4 and exclusive HBO content to follow soon

◦	Added English Premier League content on Ziggo Sport, featuring minimum of 4 matches per week plus a highlights show, all available at no additional charge for our customers

•	Over 95,000 customers have received a Connect Box router with state-of-the-art WiFi technology

•	Added 20,000 postpaid mobile subscribers in Q3, our best quarterly performance since Q2 2015, driven by attractive 4G portfolio and successful online sales campaigns

•	ARPU[15] per customer increased 2.5% year-over-year to €45.73 in Q3

•	Rebased[7] revenue decline nearly flat to €611 million in Q3 and 2% to €1,819 million YTD

•	Operating income increased 13% in Q3 to €46 million and increased 57% to €129 million YTD

•	Rebased Segment OCF[8] decline of 4% to €337 million in Q3 and 2% to €992 million YTD

•	Property and equipment additions[9] were 20% and 21% of revenue for Q3 and YTD, respectively

•	Completed €3.1 billion equivalent recapitalization in advance of the closing of the JV transaction

* The financial figures contained in this release are prepared in accordance with U.S. GAAP10.

Operating Statistics Summary

	As of and for the three months ended September 30,
	2016	2015

Footprint
Homes Passed[11]	7,070,000	7,014,700
Two-way Homes Passed[12]	7,056,200	7,000,500

Subscribers (RGUs)[3]
Basic Video[13]	703,500	803,400
Enhanced Video[14]	3,289,000	3,336,400
Total Video	3,992,500	4,139,800
Internet[4]	3,132,700	3,094,900
Telephony[5]	2,524,100	2,545,400
Total RGUs	9,649,300	9,780,100

Q3 Organic RGU Net Additions (Losses)
Basic Video	(16,700)	(32,100)
Enhanced Video	(2,500)	(11,400)
Total Video	(19,200)	(43,500)
Internet	14,300	29,200
Telephony	(6,400)	(3,700)
Total organic RGU net losses	(11,300)	(18,000)

Penetration
Enhanced Video Subscribers as a % of Total Video Subscribers[29]	82.4%	80.6%
Internet as a % of Two-way Homes Passed[30]	44.4%	44.2%
Telephony as a % of Two-way Homes Passed[30]	35.8%	36.4%

Customer Relationships
Customer Relationships[1]	4,013,100	4,141,700
RGUs per Customer Relationship	2.40	2.36
Q3 Monthly ARPU per Customer Relationship[15]	€45.73	€44.62

Customer Bundling
Single-Play	21.4%	23.8%
Double-Play	16.8%	16.2%
Triple-Play	61.8%	60.0%

Mobile Subscribers[17]
Total Mobile subscribers	227,000	180,900
Q3 Mobile net additions	19,800	2,100

Q3 Monthly ARPU per Mobile Subscriber[18]
Excluding interconnect revenue	€12.83	€13.41
Including interconnect revenue	€14.37	€14.83

Financial Results, Segment OCF Reconciliation & Property and Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three and nine months ended September 30, 2016, and 2015.

	Three months ended September 30,		Rebased	Nine months ended September 30,		Rebased
	2016	2015	Change	2016	2015	Change
	in millions, except % amounts
Revenue	€611.0	€612.7	(0.3%)	€1,819.1	€1,858.4	(2.0%)

Segment OCF	€336.6	€349.3	(3.7%)	€992.4	€1,010.8	(1.8%)
Share-based compensation expense	(1.9)	(2.0)		(6.2)	(4.2)
Related-party fees and allocations	(57.0)	(42.5)		(163.3)	(107.6)
Depreciation and amortization	(230.6)	(254.6)		(686.7)	(797.9)
Impairment, restructuring and other operating items, net	(1.4)	(9.9)		(7.1)	(19.1)
Operating income	€45.7	€40.3		€129.1	€82.0

Segment OCF as a percentage of revenue	55.1%	57.0%		54.6%	54.4%

Operating income as a percentage of revenue	7.5%	6.6%		7.1%	4.4%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	in millions, except % amounts
Customer premises equipment	€52.5	€59.3	€179.6	€147.4
Scalable infrastructure	26.8	15.1	76.8	64.5
Line extensions	14.4	13.1	43.5	42.0
Upgrade/rebuild	8.8	12.8	23.6	38.6
Support capital	21.1	16.9	53.4	51.2
Property and equipment additions	123.6	117.2	376.9	343.7
Assets acquired under capital-related vendor financing arrangements	(46.4)	(28.4)	(141.5)	(46.2)
Assets acquired under capital leases	—	—	—	(2.8)
Changes in liabilities related to capital expenditures	(4.7)	(5.2)	5.8	6.2
Total capital expenditures[19]	€72.5	€83.6	€241.2	€300.9

Property and equipment additions as a percentage of revenue	20.2%	19.1%	20.7%	18.5%

Subscriber Statistics

The third quarter of 2016 was characterized by an improved operational performance, which led to our lowest quarterly RGU attrition in two years. This year, we have continuously invested in building out our value strategy by adding new functionality, faster broadband speeds, more content to our bundles and an enhanced customer service program. These investments have started paying off as our 11,000 RGU loss during Q3 2016 was both a sequential and year-over-year improvement. This result was mainly due to higher sequential sales related to our successful marketing campaigns and lower year-over-year churn associated with the aforementioned investments. In August, we added Premier League content to our Ziggo Sport channel, which marked the start of a major new marketing campaign highlighting the value of Ziggo Sport and our bundled portfolio. In September, we drove sales with a large switching campaign by offering any package for €34.95 for the first three months or a free tablet to new subscribers. This promotion produced our best sales performance in twelve months. In May, we began our largest IT project since the Ziggo and UPC Netherlands merger in 2015 and began transferring customers onto one common Customer Relationship Management ("CRM") platform. This will enable us to simplify our customer administration and registration, which we expect to drive operational efficiencies and cost savings going forward. At September 30, we had migrated over 90% of our customers with limited impact and we expect to finalize the transition in Q4.

Turning to our performance by product, our Q3 video attrition improved 41% sequentially and 56% year-over-year to a loss of 19,000 RGUs. This result was mainly due to higher sequential sales and lower year-over-year churn. During Q3, we continued our ‘neighbors’ campaign, which highlights the value of our bundles, including the benefits of our next-generation video platform Horizon TV with a focus on our unique sports content. This campaign was successful, as we ended October with over one million Horizon TV subscribers, up from 898,000 at the end of Q2 2016. In addition, we continue to see subscriber traction in both our Replay TV and Horizon Go functionalities, as each product ended Q3 with 665,000 and 925,000 unique users, respectively. To further enrich the experience with Horizon TV we now provide our customers access to the best Dutch movies and series with Videoland and we expect to launch the Netflix app in Q4, allowing our customers to watch premium video content easily via their Horizon box. In addition, we signed an exclusive agreement with HBO, enabling us to offer our customers award-winning series like "Game of Thrones" and "The Sopranos" in the future.

In terms of our broadband business, we added 14,000 RGUs during Q3, marking our fifth consecutive quarter of broadband growth, primarily driven by successful up-sell offers to our existing customer base. With respect to fixed-line telephony, we lost 6,000 RGUs during Q3, which was broadly in line with our loss of 4,000 RGUs during the corresponding prior-year period. Turning to mobile, despite lower marketing spend compared to recent quarters, we added 20,000 subscribers during Q3, bringing our total mobile subscriber count to 227,000. At the end of September, we launched a new family bundle with data caps of 3GB and 9GB in response to customer feedback. This bundle, which positions us well for further mobile growth, includes unlimited calling and texting.

On the B2B front (including SOHO), we generated YTD 13% higher SOHO RGU additions and 22% more SOHO broadband additions, as compared to the corresponding prior year-period. These improvements were partly driven by our successful "best business internet of the year" promotional campaign as well as a large switching campaign that we launched in early September. During Q3, we also successfully migrated all of our B2B customers to one CRM platform and in combination with the rebranding and integration of 'Esprit Telecom' and 'Zoranet' into Ziggo Business, we expect to continue to drive operational efficiencies in our commercial segment.

Financial Summary

Our revenue remained relatively flat and decreased 2% on a rebased basis for the three and nine months ended September 30, 2016, to €611 million and €1,819 million, respectively, as compared to the corresponding prior-year periods. These decreases were primarily attributable to decreases in cable subscription revenue, as lower average numbers of RGUs and, for the YTD comparison, lower ARPU per RGU, more than offset revenue gains in mobile. Additionally, on a sequential basis, we saw positive impacts from product investments, new sales campaigns and a price increase implemented in July, which, together with higher B2B revenue, drove Q3 revenue increase of 2%.

Operating income increased by 13% to €46 million in Q3 as compared to €40 million during the same period of 2015. This increase resulted from the net effect of a decline in depreciation and amortization, an increase in related-party fees and allocations, a decline in Segment OCF, as further described below, and a decline in impairment, restructuring and other operating items, net. Operating income increased 57% to €129 million for YTD 2016, as compared with €82 million for the corresponding period during 2015. This increase is primarily due to the net effect of the acceleration of depreciation on certain assets acquired in connection with the acquisition of Ziggo Holding B.V., an increase in related-party fees and allocations, lower Segment OCF, as further described below, and a decline in impairment, restructuring and other operating items, net.

On a rebased basis, our Segment OCF decreased 4% to €337 million and 2% to €992 million during the three and nine months ended September 30, 2016, respectively, as compared to the corresponding prior-year periods. These decreases represent the net effect of the above mentioned revenue declines, decreases in indirect costs and higher direct costs, including programming costs. Indirect costs decreased primarily due to declines in integration-related costs during three and nine months ended September 30, 2016 of €1 million and €22 million, respectively, and lower staff-related costs. The increases in our programming costs primarily reflect targeted investments in content related to Ziggo Sport. Additionally, on a sequential basis, our Segment OCF increased 4%, in part driven by the aforementioned sequential revenue increase. The 2016 integration costs include amounts associated with the joint venture transaction with the Vodafone Group Plc, as further described below. We expect to continue to incur integration costs in connection with this joint venture in Q4 and throughout 2017.
Property and equipment additions increased during Q3 and YTD, as compared to the corresponding prior-year periods, to €124 million and €377 million, respectively. The increase for the three-month comparison was primarily attributable to increases in non-CPE spend related to network improvements. This increase was partially offset by significantly higher refurbishment volumes for Horizon set-top boxes during Q3 as compared to the prior-year period. The increase for the nine-month comparison was primarily attributable to an increase in CPE spend, driven by the growth of Horizon TV in the former Ziggo footprint.
Strategic combination of Ziggo and Vodafone Netherlands

As previously disclosed on February 15, 2016, certain subsidiaries of Liberty Global and Vodafone Group Plc announced that they have agreed to form a 50:50 joint venture ("JV"), which will combine Ziggo and our Sport1 premium channel together, with Vodafone’s mobile businesses in the Netherlands to create a national communications provider with complementary strengths across video, broadband, mobile and B2B services.
Consummation of the transaction is subject to certain conditions, including competition clearance by the European Commission. On August 3, 2016, the European Commission approved the transaction subject to the divestment by Vodafone of its fixed-line business in the Netherlands. It is anticipated that the closing of the JV transaction will occur around the end of 2016. Vodafone Group and Liberty Global announced in July their intention to appoint Jeroen Hoencamp as CEO and Ritchy Drost as CFO of the JV. This transaction will not trigger any of Ziggo’s requirements under its debt agreements to redeem its outstanding debt pursuant to applicable change in control provisions.

Third-Party Debt, Vendor Financing, Capital Lease Obligations and Cash

The following table details the borrowing currency and euro equivalent of the nominal amount outstanding of Ziggo's consolidated third-party debt, capital lease obligations and cash (in millions):

	September 30,		June 30,
	2016		2016
	Borrowing currency	€ equivalent
Senior Credit Facilities
Term Loan B (LIBOR + 2.75%) USD due 2022	$1,050.0	€935.2	€2,122.3
Term Loan B (EURIBOR + 3.00%) EUR due 2022	€—	—	1,925.0
Term Loan C (EURIBOR + 3.75%) EUR due 2024	€2,589.2	2,589.2	—
Term Loan D (LIBOR + 3.00%) USD due 2024	$1,000.0	890.6	—
New Ziggo Credit Facility (EURIBOR + 3.75%) EUR due 2021	€—	—	664.2
3.75% EUR Senior Secured Proceeds Loan due 2025	€800.0	800.0	800.0
4.625% EUR Senior Proceeds Loan due 2025	€400.0	400.0	400.0
5.875% USD Senior Proceeds Loan due 2025	$400.0	356.3	361.2
€800.0 million Ziggo Revolving Facilities EUR due 2020		3.7	—
Elimination of the Proceeds Loans in consolidation		(1,556.3)	(1,561.2)
Total Senior Credit Facilities		4,418.7	4,711.5

Senior Secured Notes
3.625% EUR Senior Secured Notes due 2020	€71.7	71.7	71.7
3.75% EUR Senior Secured Notes due 2025	€800.0	800.0	800.0
4.25% EUR Senior Secured Notes due 2027	€775.0	775.0	—
5.50% USD Senior Secured Notes due 2027	$2,000.0	1,781.3	—
Total Senior Secured Notes		3,428.0	871.7

Senior Notes
7.125% EUR Senior Notes due 2024	€743.1	743.1	743.1
4.625% EUR Senior Notes due 2025	€400.0	400.0	400.0
5.875% USD Senior Notes due 2025	$400.0	356.3	361.2
6.00% USD Senior Notes due 2027	$625.0	556.6	—
Total Senior Notes		2,056.0	1,504.3

Vendor financing		247.1	218.2
Capital lease obligations		—	0.1
Total third-party debt and capital lease obligations		10,149.8	7,305.8
Unamortized premiums, discounts and deferred financing costs, net[24]		(15.0)	(2.1)
Total carrying amount of third-party debt and capital lease obligations		10,134.8	7,303.7
Less: cash		0.1	4.7
Net carrying amount of third-party debt and capital lease obligations[25]		€10,134.7	€7,299.0

Exchange rate ($ to €)		1.1228	1.1073

At September 30, 2016, our fully-swapped third-party debt borrowing cost26 was 5.1% and the average tenor of our third-party debt (excluding vendor financing) was 7.7 years.

Based on our results for Q3 2016, and subject to the completion of our corresponding compliance reporting requirements, (i) the ratio of Senior Net Debt to Annualized EBITDA (last two quarters annualized) was 3.66x and (ii) the ratio of Total Net Debt to Annualized EBITDA (last two quarters annualized) was 5.24x, each as defined in, and calculated in accordance with, our Senior Credit Facilities. As of September 30, 2016, we

had maximum undrawn commitments of €800 million. When our Q3 2016 compliance reporting requirements have been completed and assuming no changes from September 30, 2016 borrowing levels, we anticipate that we will be able to draw €8 million of undrawn commitments.

In advance of the closing of the JV transaction, Ziggo successfully issued €3.1 billion equivalent of senior secured and senior notes with a tenor of ten years. The fully hedged all-in blended cost of debt on the new notes is approximately 4.2%. Ziggo used approximately €270 million equivalent to prepay amounts due under the U.S. dollar Term Loan B due 2022 and the remaining proceeds are being held in escrow. In the event that the JV transaction closes, we currently expect that the proceeds held in escrow will be indirectly loaned or distributed on a pro rata basis to Liberty Global and Vodafone Group Plc subsidiaries. For information regarding the use of these proceeds if the transaction does not close, see note 7 to the condensed consolidated financial statements of Liberty Global, which are included in Liberty Global's Form 10-Q for the quarter ended September 30, 2016.

This page intentionally left blank

UPC Holding Reports Preliminary Q3 2016 Results
Launched New High-Value Bundled Portfolio in Switzerland in Late September, Offering Faster Speeds and Enhanced Optionality
Introduced Horizon TV platform in Austria in mid-October
UPC Holding B.V. ("UPC Holding") provides market-leading triple- and quad-play services through next-generation networks and innovative technology platforms in seven countries that connected 6.7 million customers subscribing to 12.9 million television, internet and telephony services as of September 30, 2016.

Operating and financial highlights*:

•	We posted 94,000 RGU[3] additions in Q3, the best quarterly performance of 2016, driven by our Central and Eastern Europe ("CEE") segment which benefited from our network expansion strategy

◦	Quarterly video performance returned to positive territory in Q3 with net additions of 5,000 RGUs, supported by a YoY improvement in Switzerland and video additions across CEE

◦	Broadband[4] RGU additions of 41,000 in Q3 were in line with our prior year performance, primarily driven by continued positive results in CEE

◦	Telephony[5] RGU additions of 49,000 were below the prior year result, largely related to lower additions in Romania this quarter

◦	YTD total RGU additions were up 7% due to better video trends and footprint expansion

•	Horizon TV subscribers, including Horizon-Lite[38], grew 98,000 in Q3 to over 885,000

•	Introduced Horizon TV in Austria in mid-October and expanded our Horizon-Lite platform to Romania as well, solidifying our leading entertainment proposition

•	Added 27,000 new mobile subscribers[17] in Q3, including 15,000 in Switzerland

◦	Continued "Mega Deal" marketing campaign in Switzerland and made 2GB mid-tier mobile product even more attractive when bundling with our fixed-line "Connect" portfolio

•	Launched new Swiss product portfolio in late September with improved value for money and speed increases across all major tiers; expected to positively impact Swiss volume growth

◦	Core triple-play bundles with doubled speeds of 200Mbps and 400Mbps, respectively

◦	Introduced new basic bundle with 40Mbps broadband speed, billed directly to customer

•	Strong Q4 new build activity anticipated as part of our continued effort towards 2016 targets

•	Announced Multimedia Polska acquisition, further consolidating fragmented Polish cable market

•	Rebased[7] revenue growth of 2% in both Q3 and YTD

•	Operating income decline of 6% in Q3 and growth of 1% on a YTD basis

•	Rebased Segment OCF[8] growth of 2% in Q3 and 3% YTD

•	Segment property and equipment additions[9] were 25% of revenue in Q3 and 22% YTD

* The financial figures contained in this release are prepared in accordance with U.S. GAAP10.

Operating Statistics Summary

	As of and for the three months ended September 30,
	2016	2015

Footprint
Homes Passed[11]	13,216,400	12,532,300
Two-way Homes Passed[12]	13,018,700	12,285,000

Subscribers (RGUs)[3]
Basic Video[13]	1,499,100	1,643,500
Enhanced Video[14]	3,663,300	3,530,500
DTH[31]	827,700	798,600
Total Video	5,990,100	5,972,600

Internet[4]	4,065,700	3,879,300
Telephony[5]	2,794,700	2,582,500
Total RGUs	12,850,500	12,434,400

Q3 Organic RGU Net Additions (Losses)
Basic Video	(33,600)	(46,300)
Enhanced Video	35,200	29,000
DTH	3,000	18,200
Total Video	4,600	900

Internet	40,600	40,600
Telephony	49,100	71,300
Total organic RGU net additions	94,300	112,800

Penetration
Enhanced Video Subscribers as % of Total Cable Video Subscribers[29]	71.0%	68.2%
Internet as % of Two-way Homes Passed[30]	31.2%	31.6%
Telephony as % of Two-way Homes Passed[30]	21.5%	21.0%

Customer Relationships
Customer Relationships[1]	6,724,400	6,733,700
RGUs per Customer Relationship	1.91	1.85
Q3 Monthly ARPU per Customer Relationship[15]	€26.96	€27.00

Customer Bundling
Single-Play	44.3%	47.9%
Double-Play	20.4%	19.5%
Triple-Play	35.3%	32.6%

Mobile Subscribers[17]
Total Mobile subscribers	156,900	65,400
Q3 organic Mobile net additions	26,600	12,000

Q3 Monthly ARPU per Mobile Subscriber[18]
Excluding interconnect revenue	€19.86	€19.96
Including interconnect revenue	€23.10	€22.56

Financial Results, Segment OCF Reconciliation, Property & Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three and nine months ended September 30, 2016, and 2015.

	Three months ended September 30,		Rebased Change	Nine months ended September 30,		Rebased Change
	2016	2015		2016	2015
	in millions, except % amounts
Revenue
Switzerland/Austria	€393.6	€393.8	1.1%	€1,182.2	€1,189.4	1.7%
Central and Eastern Europe	245.9	239.5	3.8%	729.6	718.9	3.2%
Total	€639.5	€633.3	2.2%	€1,911.8	€1,908.3	2.3%

Segment OCF
Switzerland/Austria	€245.0	€242.5	2.1%	€712.3	€697.9	4.5%
Central and Eastern Europe	108.0	107.3	1.8%	309.9	319.1	(1.1)%
Other	(0.4)	(0.7)	N.M.	(1.1)	(0.8)	N.M.
Total Segment OCF	352.6	349.1	2.1%	1,021.1	1,016.2	2.7%

Share-based compensation expense	(3.7)	(5.3)		(10.7)	(8.9)
Related-party fees and allocations, net	(93.6)	(79.4)		(238.8)	(210.8)
Depreciation and amortization	(137.3)	(140.5)		(408.5)	(432.9)
Impairment, restructuring and other operating items, net	(0.9)	0.4		(3.8)	(9.3)
Operating income	€117.1	€124.3		€359.3	€354.3

Segment OCF as percentage of revenue	55.1%	55.1%		53.4%	53.3%

Operating income as a percentage of revenue	18.3%	19.6%		18.8%	18.6%

N.M. - not meaningful

The following table provides details of our property and equipment additions and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	in millions, except % amounts
Customer premises equipment	€44.7	€29.7	€166.3	€156.0
Scalable infrastructure	30.5	25.3	76.3	63.8
Line extensions	36.5	21.3	85.2	59.4
Upgrade/rebuild	16.6	22.4	48.7	52.8
Support capital	23.4	20.3	54.0	48.3
Property and equipment additions	151.7	119.0	430.5	380.3
Assets acquired under capital-related vendor financing arrangements	(147.6)	(128.2)	(471.9)	(414.0)
Assets contributed by parent company[32]	(5.6)	(5.0)	(12.6)	(12.5)
Assets acquired under capital leases	(2.1)	-	(4.8)	(0.6)
Changes in current liabilities related to capital expenditures	36.1	73.2	190.4	156.6
Total capital expenditures[19]	€32.5	€59.0	€131.6	€109.8

Regional Property and Equipment Additions
Switzerland/Austria	€87.0	€73.2	€215.8	€198.4
Central and Eastern Europe	70.9	64.5	198.2	166.3
Total segment property and equipment additions	157.9	137.7	414.0	364.7
Other[33]	(6.2)	(18.7)	16.5	15.6
Total	€151.7	€119.0	€430.5	€380.3

Segment property and equipment additions as a percentage of revenue[33]	24.7%	21.7%	21.7%	19.1%

Subscriber Statistics

We reported our strongest quarterly performance of the year, increasing our subscriber base by 94,000 RGUs during the three months ended September 30, 2016. When compared to the 113,000 RGUs that we gained in Q3 2015, the weaker year-over-year result was primarily driven by fewer telephony additions as a result of a successful fixed-line telephony campaign in Romania in the prior year period. Despite this, our Q3 RGU performance in the CEE region remained strong with 98,000 RGU additions in Q3, a 6,000 sequential improvement over Q2 2016. In our Switzerland/Austria segment, we posted a loss of 4,000 RGUs, broadly in line with the prior-year period, as our Austrian operation added 9,000 RGUs in the quarter, while our Swiss operation lost 13,000 RGUs. On a sequential basis, churn levels in all three fixed products improved in Switzerland.

In late September, we launched a new product portfolio in Switzerland, offering enhanced value across all major tiers. Our "Connect" portfolio combines various broadband speeds with a basic TV proposition whereas our new "Connect & Play" offerings include our Horizon TV triple-play tiers with faster broadband speeds. As part of the "Connect" portfolio, we introduced a new basic bundle that now includes a 40Mbps broadband connection together with our basic video service and fixed-line telephony access with variable usage for CHF49, substantially enhancing the value of our entry tier product. This entry tier product is now only available via a direct billing relationship, even in MDUs where tenants have historically paid their video service indirectly as part of their monthly rent, which will now provide us with a more robust up-sell pipeline. Households staying on our legacy basic video tier will face a CHF2.95 price increase effective January 1, 2017. Our core "Connect & Play" triple-play offerings now feature substantially higher broadband speeds of 200Mbps (from 100Mbps) and 400Mbps (from 250Mbps) for a small price increase, strengthening our position against the competitive offerings in the Swiss market.

In CEE, we have aligned our go-to-market approach across the operations in our five countries and now use common marketing strategies and materials, creating scale through similar campaigns around superior connectivity and the best in-home experience.

Our video base increased by 5,000 in the quarter driven by 19,000 video additions in our CEE segment, in part from our footprint expansion via new build. Our Swiss/Austrian segment lost 15,000 video RGUs in Q3, an improvement from the 25,000 we lost in the prior year period, largely as a result of the early-Q3 2015 announcement of a January 1, 2016 price increase. In terms of our next-generation video adoption, we added a total of over 45,000 Horizon TV and 53,000 Horizon-Lite subscribers in the quarter. Switzerland added 11,000 Horizon TV subscribers, surpassing the 50% threshold of Horizon TV subscribers as a percent of the Swiss enhanced video base. In CEE, Poland grew its Horizon TV count by 30,000 while the contribution to our Horizon-Lite subscribers was mainly driven by additions in Hungary, Slovakia and Czech.

Broadband internet additions in Q3 were in line with the prior-year period, as we posted 41,000 RGU additions in Q3 2016. We continued to see strong volumes coming out of CEE, compared to our Switzerland/Austria segment, which delivered 4,000 fewer additions, driven by declines in Switzerland. On a sequential basis, our Swiss broadband performance remained flat. Our new connectivity portfolios in Switzerland have been resonating well with consumers. As part of our continued effort to further improve the customer experience and reduce churn, we are actively shipping our Connect box, which significantly enhances in-home WiFi broadband speeds, to our existing subscriber base. This state-of-the-art router is now included in every core bundle across all UPC countries. At UPC Switzerland alone, we have shipped approximately 200,000 boxes to date, as we are actively swapping boxes in the field to help improve customer satisfaction.

On the fixed-line telephony front, we delivered 49,000 RGUs in Q3, down from 71,000 in the prior-year period, primarily driven by lower additions in Romania. Nevertheless, our Q3 performance was up sequentially due to strong sales in most of our CEE markets. In wireless, we added 27,000 new postpaid mobile subscribers in Q3, with Switzerland, Hungary and Austria adding 15,000, 9,000 and 3,000 mobile subscribers, respectively. In Switzerland, we extended our "Mega Deal" campaign from the beginning of the year and continued leveraging our retail presence with our Mobilezone agreement.

With respect to our footprint expansion, we have connected over 360,000 new homes in CEE and over 30,000 in Switzerland and Austria YTD. Despite lower than planned build activity in CEE during the first nine months, we anticipate strong activity during Q4 in our continued effort towards our 600,000 home target across the CEE region and our 50,000 home target in Switzerland/Austria.

Financial Summary

From a rebased growth perspective, total revenue increased 2% for the three and nine months ended September 30, 2016, to €640 million and €1,912 million, respectively, as compared to the corresponding prior-year periods. For Q3, these increases were driven by 1% rebased growth in our Swiss/Austrian segment and 4% rebased growth in our CEE segment. In CEE, the main drivers of growth include (i) subscriber growth over the last twelve months, primarily in Romania, Poland and Hungary, partially offset by (ii) lower ARPU per RGU15 in all CEE countries, except for our DTH business. Our revenue growth in Switzerland/Austria was primarily driven by mobile sales. Cable subscription revenue slightly increased during the three-month period and increased during the nine-month period when compared to the prior-year periods due to the net effect of (a) higher ARPU per RGU and (b) declines in the number of subscribers.

Operating income declined 6% to €117 million in Q3, as compared to the prior-year period, primarily due to higher related party fees and allocations. As a result, our Q3 operating income margin of 18.3% was below the 19.6% that we reported in the prior-year period. On a YTD basis, operating income increased 1% to €359 million as compared to the prior-year period, primarily due to the net effect of (a) an increase in related-party fees and allocations, net, and (b) a decrease in depreciation and amortization. Our YTD operating margin was broadly stable at 18.8% on a year-over-year basis.

Our rebased Segment OCF increased 2% to €353 million during Q3 and 3% to €1,021 million YTD, each as compared to the corresponding prior-year periods. Our Swiss/Austrian segment posted rebased Segment OCF growth of 2% during Q3 and 4.5% on a YTD basis, primarily attributable to the net effect of (i) the aforementioned revenue increases (ii) higher mobile access and interconnect costs, (iii) lower staff-related costs associated with the Swiss/Austria integration, (iv) higher mobile handset costs and (v) lower network-related costs. Our CEE rebased Segment OCF increased 2% during Q3 and declined 1% YTD, primarily due to (a) higher programming costs associated with our enhanced video offerings, (b) higher staff-related and sales and marketing costs related to new build activities and (c) higher network-related costs.

UPC's Segment OCF margin23 was 55.1% in Q3 and 53.4% YTD, both broadly in line with the prior year periods. Along with the Switzerland/Austria integration, we are changing the operating model within our CEE business to drive a more agile and efficient group structure. As part of this initiative, our Czech Republic/Slovakia integration kicked off recently and we are focused on running the two businesses as a single company, including one go-to-market approach for marketing and new build.

Segment property and equipment additions were 25% of revenue in Q3 2016, as compared to 22% in the prior-year period. Within our segments, Switzerland/Austria reported capital intensity of 22% while our CEE segment was at 29% of revenue in Q3. On a YTD basis, our segment property and equipment additions increased from 19% of revenue to 22%. The increases in both periods were related to higher investments in line extensions and scalable infrastructure, largely due to the impact of our new build activities.

Announced Acquisition of Multimedia Polska

UPC Poland has entered into a definitive agreement to acquire the cable business of Multimedia Polska S.A. (“Multimedia”), the third-largest cable operator in Poland, in an all cash transaction. Multimedia is being valued at an enterprise value of PLN 3.0 billion, with the final purchase price subject to potential downward adjustments for the operational and financial performance of Multimedia prior to closing. The transaction is subject to customary closing conditions, including regulatory approval, and is expected to close within the next twelve months.

Third-Party Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table details the borrowing currency and euro equivalent of the nominal amount of UPC Holding's consolidated third-party debt, capital lease obligations and cash and cash equivalents (in millions):

	September 30,		June 30,
	2016		2016
	Borrowing currency	€ equivalent
Senior Credit Facility
Facility AH (LIBOR + 2.50%) USD due 2021	—	€—	€1,178.7
7.250% USD Facility AC due 2021	—	—	609.6
6.875% USD Facility AD due 2022	$600.0	534.4	609.6
4.000% EUR Facility AK due 2027	€600.0	600.0	600.0
5.375% USD Facility AL due 2025	$1,140.0	1,015.3	1,029.5
Facility AN (LIBOR + 3.00%) USD due 2024	$2,150.0	1,914.9	—
€990.1 million Revolving Facility AM (EURIBOR + 2.75%) EUR due 2021		—	—
Elimination of Facilities AC, AD, AK and AL in consolidation		(2,149.7)	(2,848.7)
Total Senior Credit Facilities		1,914.9	1,178.7

Senior Secured Notes
7.250% USD Senior Secured Notes due 2021	—	—	609.6
6.875% USD Senior Secured Notes due 2022	$600.0	534.4	609.6
5.375% USD Senior Secured Notes due 2025	$1,140.0	1,015.3	1,029.5
4.000% EUR Senior Secured Notes due 2027	€600.0	600.0	600.0
Total Senior Secured Notes		2,149.7	2,848.7

Senior Notes
6.375% EUR Senior Notes due 2022	€600.0	600.0	600.0
6.750% EUR Senior Notes due 2023	€450.0	450.0	450.0
6.750% CHF Senior Notes due 2023	CHF 350.0	320.7	323.4
Total Senior Notes		1,370.7	1,373.4

Vendor financing		641.7	600.1
Capital lease obligations		24.9	23.4
Total third-party debt and capital lease obligations		6,101.9	6,024.3
Unamortized premiums, discounts and deferred financing costs[24]		(42.9)	(39.6)
Total carrying amount of third-party debt and capital lease obligations		6,059.0	5,984.7
Less: cash and cash equivalents		23.6	54.8
Net carrying amount of third-party debt and capital lease obligations[25]		€6,035.4	€5,929.9

Exchange rate ($ to €)		1.1228	1.1073
Exchange rate (CHF to €)		1.0913	1.0822

At September 30, 2016, our fully-swapped third-party debt borrowing cost26 was 5.0% as compared to 3.9% at the end of Q2, with the increase resulting from the re-strike of certain derivative instruments at higher rates. The average tenor of our third-party debt (excluding vendor financing) was almost eight years. In early August, we entered into a new $2.15 billion nominal value term loan with an interest rate of LIBOR +3.0% which matures in 2024. The proceeds were used to repay facility AH under the UPC Broadband Bank Facility and certain amounts under our Senior Secured Notes. Based on our results for Q3 2016, and subject to the completion of our corresponding compliance reporting requirements, (i) the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized) was 3.32x and (ii) the ratio of Total Debt to Annualized EBITDA (last two quarters annualized) was 4.41x, each as calculated in accordance with our most restrictive covenants. As of September 30, 2016, we had maximum undrawn commitments of €990 million. When our compliance reporting requirements have been completed and assuming no changes from September 30, 2016 borrowing levels, we anticipate that €742 million will be available to be drawn based upon our most restrictive debt incurrence covenant.

This page intentionally left blank

Cable & Wireless Preliminary Q2 2016/17 Results

Broadband Subscribers up 4% or 27,000 Year-Over-Year
Launched "MAST3R" Bundles in Panama Featuring 300 Mbps Speeds
Q2 2016/17 Adjusted Segment EBITDA 4% Higher Than Q1 2016/17
Expect Substantial Savings From Combination With LiLAC
Operational & Structural Impacts from Hurricane Matthew in Bahamas
Cable & Wireless Communications Limited ("CWC") is the leading telecommunications operator in substantially all of its consumer markets, which are predominantly located in the Caribbean and Latin America, providing entertainment, information and communication services to 3.5 million mobile, 0.4 million television, 0.6 million internet and 0.8 million telephony subscribers. In addition, CWC delivers B2B services and provides wholesale services over its sub-sea and terrestrial networks that connect over 30 markets across the region.

Liberty Global's Acquisition of CWC
On May 16, 2016, a subsidiary of Liberty Global plc ("Liberty Global") acquired CWC (the "Liberty Global Transaction"). Revenue, Adjusted Segment EBITDA and subscriber statistics have been presented herein using Liberty Global’s definitions for all periods presented unless otherwise noted. Further adjustments to these metrics are possible as the integration process continues. The results for the six months ended September 30, 2016 ("Q2 2016/17") have also been aligned to Liberty Global’s IASB-IFRS41 accounting policies and estimates. Significant policy adjustments have been considered in our calculation of rebased growth rates for revenue and Adjusted Segment EBITDA. For additional information on Liberty Global’s definition of Adjusted Segment EBITDA and rebased growth rates, see footnotes 27 and 39, respectively. A reconciliation of Adjusted Segment EBITDA to net earnings (loss) is included in the Financial Results, Adjusted Segment EBITDA Reconciliation & Property, Equipment and Intangible Asset Additions section below.

Operating and financial highlights*:

•	Delivered 9,000 organic RGU[3] additions in Q2 2016/17

•	Mobile revenue 2% lower in Q2 2016/17, as compared to Q2 2015/16 on a rebased basis, due primarily to a decrease in the Bahamas

•	Establishing Flow as a leading sports broadcaster in the Caribbean

◦	Successful Olympics campaign with over 4.6 million viewers tuning into Flow channels

◦	85% increase in Flow Sports viewership in August versus May through July average

◦	Exclusive rights to broadcast Premier League commenced during the quarter

•	Strengthened customer proposition in Panama through launch of MAST3R fixed bundles in September

◦	Providing HD, play from start, live pause and rewind functionality

◦	300 Mbps broadband product now available to 135,000 homes

•	YTD revenue of $1,141 million, 2% lower YoY, on a rebased basis

◦	10% rebased top-line growth in Jamaica more than offset by declines in other major geographies, primarily due to competitive and macroeconomic factors and lower Managed Services revenue

•	Net losses of $18 million and $124 million in Q2 2016/17 and YTD, respectively

•	YTD Adjusted Segment EBITDA of $411 million, up 1.5% YoY, on a rebased basis

◦	$9 million (4%) sequential EBITDA improvement from Q1 2016/17 to Q2 2016/17, reflecting margin improvement of 200 basis points

•	Property, equipment and intangible asset additions declined to 17% of revenue in Q2 2016/17 from 25% in Q2 2015/16

•	BTC in the Bahamas suffered significant infrastructure damage and business interruption as a result of Hurricane Matthew during early October 2016

◦	Anticipate Q3 2016/17 adverse Adjusted Segment EBITDA impact of $8 million to $12 million

◦	Total infrastructure repair costs estimated at $35 million to $45 million

◦	We expect that our third-party insurance will cover a significant portion of the hurricane-related losses

Synergies from combination with LiLAC

•	LiLAC to deliver $150 million of synergies by December 31, 2020

◦	50% OCF related - primarily recurring cost reductions

◦	50% capital expenditure related - recurring and nonrecurring

◦	Anticipate a substantial amount of total LiLAC synergies will benefit CWC

*
The financial figures contained in this release are prepared in accordance with IASB-IFRS. CWC’s financial condition and results of operations will be included in Liberty Global’s condensed consolidated financial statements under U.S. GAAP[10]. There are significant differences between the U.S. GAAP and IASB-IFRS presentations of our condensed consolidated financial statements.

Operating Statistics Summary*

	As of and for the three months ended September 30,
	2016	2015

Footprint
Homes Passed [11]	1,827,100	1,786,500
Two-way Homes Passed [12]	1,621,800	1,478,700

Subscribers (RGUs)[3]
Basic Video[13]	12,100	13,200
Enhanced Video[14]	372,700	401,400
DTH[31]	43,500	20,700
Total Video	428,300	435,300

Internet[4]	631,700	604,500
Telephony[5]	798,600	790,800
Total RGUs	1,858,600	1,830,600

Q2 2016/17 Organic RGU Net Additions (Losses)
Basic Video	(700)	—
Enhanced Video	(2,300)	2,500
DTH	4,300	5,100
Total Video	1,300	7,600

Internet	6,700	16,800
Telephony	1,200	5,600
Total organic RGU net additions	9,200	30,000

Penetration
Enhanced Video Subscribers as % of Total Cable Video Subscribers[29]	96.9%	96.8%
Internet as % of Two-way Homes Passed[30]	39.0%	40.9%
Telephony as % of Two-way Homes Passed[30]	49.2%	53.5%

Customer Relationships
Customer Relationships[1]	1,228,700	1,243,100
RGUs per Customer Relationship	1.51	1.47
Q2 Monthly ARPU per Customer Relationship[15]	$33.42	$35.73

Customer Bundling
Single-Play	58.2%	59.6%
Double-Play	32.3%	33.5%
Triple-Play	9.5%	6.9%

Mobile Subscribers[17]
Postpaid	321,400	296,900
Prepaid	3,144,900	3,136,500
Total Mobile subscribers	3,466,300	3,433,400

Q2 2016/17 Postpaid net additions	4,000	3,800
Q2 2016/17 Prepaid net additions (losses)[42]	(38,100)	77,600
Total organic Mobile net additions (losses)[42]	(34,100)	81,400

Q2 Monthly ARPU per Mobile Subscriber[18]	$16.33	$17.10

*
With the exception of the presentation of SOHO RGUs, subscriber statistics are generally presented in accordance with Liberty Global’s policies. Liberty Global normally includes SOHO subscribers in its RGU counts. SOHO subscribers have not yet been included in CWC’s RGU counts pending further verification. Liberty Global’s review of CWC’s subscriber policies is ongoing and further adjustments are possible.

Financial Results, Adjusted Segment EBITDA Reconciliation & Property, Equipment and Intangible Asset Additions

The following table reflects preliminary unaudited selected financial results for the three and six months ended September 30, 2016, and 2015.

	Three months ended September 30,		Rebased	Six months ended September 30,		Rebased
	2016	2015	Change*	2016	2015	Change*
	in millions, except % amounts
Revenue
Panama	$159.1	$171.4	(7.2%)	$322.2	$335.4	(3.9%)
Jamaica	79.1	80.7	7.1%	158.1	155.6	9.7%
The Bahamas	71.7	79.8	(10.2%)	147.1	161.9	(9.1%)
Barbados	55.7	62.5	(10.9%)	113.8	127.1	(10.5%)
Trinidad and Tobago	40.4	44.5	(4.6%)	81.8	87.7	(2.4%)
All other countries and eliminations	161.6	162.6	1.2%	318.2	316.8	1.2%
Total	$567.6	$601.5	(3.7%)	$1,141.2	$1,184.5	(2.2%)

Adjusted Segment EBITDA	$210.0	$207.4	1.1%	$411.4	$402.1	1.5%
Share-based compensation expense	(2.7)	(3.2)		(27.2)	(5.1)
Depreciation and amortization	(121.3)	(102.2)		(235.9)	(201.1)
Direct acquisition costs	(1.0)	—		(52.5)	—
Legal provision releases**	—	—		23.5	—
Restructuring and other operating items, net**	(27.9)	(1.6)		(6.2)	(4.1)
Total operating income	57.1	100.4		113.1	191.8
Finance expense	(64.0)	(57.9)		(144.7)	(114.7)
Finance income	4.1	2.8		6.7	4.7
Realized and unrealized gains (losses) on derivative instruments, net	6.9	(31.2)		(26.3)	(49.2)
Foreign currency transaction gains (losses), net	1.8	14.0		6.9	(9.8)
Losses on debt extinguishment	—	(23.2)		(41.8)	(23.2)
Other income (expense), net	2.0	(1.1)		1.1	(1.1)
Income tax expense	(26.3)	(2.2)		(38.6)	(18.8)
Net earnings (loss)	$(18.4)	$1.6		$(123.6)	$(20.3)

Adjusted Segment EBITDA as a percentage of revenue	37.0%	34.5%		36.0%	33.9%

Property, equipment and intangible asset additions	$95.7	$152.5		$215.3	$283.3

Property, equipment and intangible asset additions as a percentage of revenue	16.9%	25.4%		18.9%	23.9%

*
The rebased change compares revenue and Adjusted Segment EBITDA for the three and six months ended September 30, 2016 to the corresponding periods in the prior year and includes adjustments to neutralize FX and accounting policy differences. For additional information regarding our rebase calculations, see footnote 39.

**
In connection with Liberty Global’s ongoing review of our accounting policies and estimates following the Liberty Global Transaction, certain accruals that were originally recorded in prior periods have been released. In this respect, for the six months ended September 30, 2016, (i) Legal provision releases reflect the release of litigation accruals aggregating $23.5 million and (ii) Restructuring and other operating items, net, include the release of restructuring accruals aggregating $30.2 million.

The following table reflects CWC's revenue for the three and six months ended September 30, 2016 by product:

	Three-month Period			Six-month Period
	Revenue	Percentage of total revenue	Rebased change*	Revenue	Percentage of total revenue	Rebased change*
	in millions, except % amounts
Product**:
Mobile	$227.4	40.1%	(2.4)%	$453.1	39.8%	(2.4)%
Fixed voice	89.2	15.7%	(8.3)%	182.7	16.0%	(5.4)%
Managed services	91.4	16.1%	(5.5)%	178.5	15.6%	(1.9)%
Internet	69.9	12.3%	2.2%	141.3	12.4%	3.5%
Wholesale	43.8	7.7%	(6.3)%	92.8	8.1%	(3.0)%
Video	45.9	8.1%	(3.3)%	92.8	8.1%	(2.3)%
Total	$567.6	100.0%	(3.7)%	$1,141.2	100.0%	(2.2)%

*
The rebased change compares revenue and Adjusted Segment EBITDA for the three and six months ended September 30, 2016 to the corresponding periods in the prior year and includes adjustments to neutralize FX and accounting policy differences. For additional information regarding our calculations of rebased growth, see footnote 39.

**	The revenue shown for mobile, fixed voice, internet and video includes both subscription and non-subscription revenue related to these products.

Strategy

We have established clear strategic objectives across our product segments and markets around the following themes.
Consumer

•	Invest in superior connectivity and leading entertainment

•	Improve customer experience

•	Drive mobile data growth through new products and innovative pricing

•	Evaluate new build / upgrade opportunities
Business

•	Create leading challenger in the large LatAm enterprise market

•	Grow relationships with existing customers through delivery of advanced solutions
Networks

•	Invest to maintain market-leading position and benefit from Internet Protocol (IP) traffic growth
With the most extensive submarine cable infrastructure across the region, combined with our high-speed fixed and wireless networks, we believe we are well positioned to deliver attractive organic growth supported by innovative products and services, and significant new build and upgrade opportunities.

Subscriber Statistics

We delivered organic subscriber growth across video, internet and telephony product categories in Q2 2016/17. In our mobile business, which represents roughly 40% of total revenue, postpaid subscriber growth was more than offset by a decline in our prepaid base, primarily due to the impact of competitive offers to lower value subscribers in Panama.

On the mobile front, we continue to invest in our networks to enable the delivery of high speed, resilient mobile services and leading converged products to our customers. We are actively expanding our LTE coverage in Panama and plan to launch LTE in the British Virgin Islands later this year.

Turning to our video, internet and telephony businesses, we added 9,000 organic RGUs during the quarter, as we achieved subscriber growth in each of our products. In terms of broadband internet, we added 7,000 organic subscribers on the back of 5,000 RGU additions in Jamaica and 2,000 RGU additions in Trinidad and Tobago. On the video front, we added 1,000 RGUs in the quarter, primarily driven by our DTH business in Panama. The increased RGUs from our DTH business were largely offset by declines in video RGUs in Barbados and Trinidad and Tobago as a result of increased competition.

During the quarter, our regional sports offering, led by Flow Sports and Flow Sports Premier, performed strongly, helping to establish Flow as a leading sports broadcaster in the Caribbean. Our official Olympic Games application was downloaded approximately 60,000 times during the event with over 73,000 hours of live content streamed. Flow Sports Premier, following its launch in July, also began providing unrivaled coverage of the Premier League in the region beginning in August 2016.

Rounding out fixed-line products, we added 1,000 telephony subscribers in the quarter, as we continued to modestly increase penetration of our VoIP-based services through bundling across our footprint.

At September 30, 2016, our bundling ratio stood at 1.51 RGUs per customer as 10% of our customers subscribed to a triple-play product, 32% to a double-play product, and 58% took only one product from us. This relatively low bundling ratio provides ample runway for RGU growth as we seek to sell additional products to our customers.

From a geographic standpoint, highlights of the trends in our largest markets are as follows:

•
In Panama, mobile subscribers declined by 36,000 in the quarter on an organic basis with the decline weighted towards lower value customers as our postpaid base continued to grow (up 2,000). We are seeking to improve our fixed video and internet performance with our improved "Mast3r" bundles featuring HD, play from start, live pause and rewind functionality and 300 Mbps broadband speeds.

•
In the Bahamas, we grew our mobile customer base by 4,000 subscribers (up 1%) due to increased promotional activity, successfully targeting higher-ARPU postpaid customers. We have made steady progress with our broadband internet and video products following the roll-out of our fiber-to-the-home ("FTTH") network, which now passes 14,000 homes.

•
Turning to Jamaica, broadband internet and video RGUs were up 3% and 1%, respectively, as our improved product offering and strong Olympics campaign resonated well in the market. We grew our mobile subscriber base by 3,000 RGUs in the quarter, as we continued to win back market share and launched new products such as Flow Lend, an innovative solution enabling prepaid customers to request credit advances and earn rewards for prompt payment.

•
In Barbados, competition drove RGUs lower across all products in the quarter. We are implementing changes to our bundling strategy and focusing on quickly migrating customers who are on legacy DSL services to our high-speed FTTH network.

•	Rounding out our main operations, in Trinidad and Tobago we delivered 3,000 organic RGU additions, despite a tough macroeconomic environment and increased competition.

Financial Summary

Our revenue declined 4% to $568 million and 2% to $1,141 million for the three and six months ended September 30, 2016, respectively, as compared to the prior-year periods on a rebased basis.

From a product perspective, mobile revenue declined by 2% in Q2 2016/17 and YTD, as compared to the prior-year periods on a rebased basis. These declines were primarily driven by our Bahamas business, which declined 10.5% in Q2 2016/17 and was 11% lower YTD due to price reductions ahead of new competition. Mobile revenue in Panama, our most competitive mobile market, was in line with the prior year quarter and 1% higher YTD as further growth in our postpaid base offset the loss of lower value prepaid customers. Jamaica continued its strong recent performance with subscriber and ARPU growth driving strong growth in mobile revenue. Across CWC, mobile data represented 47% and 46% of our of total mobile revenue during the three and six months ended September 30, 2016, respectively.

We reported broadband internet revenue of $70 million in Q2 2016/17, and $141 million YTD, up 2% and 4%, respectively, on a rebased basis, driven by subscriber growth. Fixed voice revenue declined 8% to $89 million in Q2 2016/17 and by 5% to $183 million YTD on a rebased basis, as compared to the prior-year periods. These declines were primarily due to lower usage as the trend of substitution to both mobile and other data products continued. As part of our bundling strategy we have seen fixed voice RGUs increase in the quarter, particularly in Jamaica and Trinidad and Tobago, through greater take-up of VoIP services, which typically have lower ARPU than legacy fixed voice.

On the video front, revenue declined by 3% to $46 million in Q2 2016/17 and 2% to $93 million YTD, as compared to prior-year periods on a rebased basis. Excluding growth in lower-ARPU DTH subscribers in Panama, video RGUs fell during the quarter, most significantly in Trinidad and Tobago where we face a challenging macroeconomic environment and increased competition. During the quarter, we increased pricing in Trinidad and Tobago, Jamaica and Barbados following the launch of our improved product offering, led by Flow Sports with the Premier League.

Moving to managed services, we earned revenue of $91 million during Q2 2016/17 and $178.5 million YTD, representing contractions of 5.5% and 2%, respectively, as compared to the prior-year periods on a rebased basis. These declines were driven primarily by an $8 million reduction in Panama during Q2 2016/17 (24% year-over-year), due in part to higher project-related revenue recognized in the prior-year period. In this regard our large project-related revenue in Q2 2016/17 accounted for 21% of our managed services revenue compared to 29% in Q2 2015/16. Our IT solutions and complex connectivity revenue, which accounted for 62% of our managed services revenue during Q2 2016/17, grew strongly during both the QTD and YTD periods as we continue to win contracts across our footprint that we expect will set the stage for future growth. For example, our recent contract wins include: a five year managed services and cloud IT contract with one of the largest Caribbean-based integrated financial services conglomerates; an opportunity to move a new integrated stock exchange platform supporting three Caribbean stock exchanges onto our ITaaS platform in Curacao and Bogota, Colombia; and a three-year contract with an El Salvador based real estate developer and shopping mall operator to provide services for a number of its properties across Latin America and the Caribbean. Wholesale revenue was 6% lower in Q2 2016/17 and down 3% YTD compared to the prior-year periods on a rebased basis.

Effective April 1, 2016, we began recognizing revenue on a cash, rather than accrual, basis with respect to two of our more significant B2B customers due primarily to unfavorable collection experience and unfavorable macroeconomic factors. In the prior year, we recognized revenue of $3 million and $5 million during the three and six months ended September 30, 2015, respectively, with respect to these customers. The aggregate amount amount that we billed, but did not recognize, with respect to these customers during the three and six months ended September 30, 2016 was approximately $4 million and $8 million, respectively.

Net loss during the three months ended September 30, 2016 was $18 million, as compared to net earnings of $2 million during the three months ended September 20, 2015. During the six months ended September 30, 2016 and 2015, we recorded net losses of $124 million and $20 million, respectively. The changes in our net earnings (loss) are attributable to the net impact of (i) lower operating income, (ii) a decrease for the three-month comparison and an increase for the six-month comparison in net non-operating expenses and (iii) higher income tax expense.

Adjusted Segment EBITDA was 1% higher in Q2 2016/17 and up 1.5% YTD, as compared to the prior year periods on a rebased basis, due to the net effect of (i) the decline in revenue described above, (ii) cost savings following the realization of staff and network related synergies from the Columbus acquisition and further cost discipline across the remainder of our markets, (iii) a decrease in integration costs, (iv) higher bad debt expense and (v) a significant increase in content costs as compared to Q2 2015/16 largely due to the amortization of acquired Premier League rights starting in Q2 2016/17.
Our consolidated Adjusted Segment EBITDA for the three and six months ended September 30, 2016 includes amounts generated by entities in which we do not hold 100% interests. The Adjusted Segment EBITDA for the three and six months ended September 30, 2016 that is included in the noncontrolling interests share of the results of these entities is $49 million and $101 million, respectively.
Our property, equipment and intangible asset additions during Q2 2016/17 decreased 37% year-over-year to $96 million and YTD fell by 24% to $215 million as compared to the prior-year periods.

Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents

The following table details the borrowing currency and U.S. dollar equivalent of the nominal amount outstanding of CWC's consolidated third-party debt, finance lease obligations and cash and cash equivalents (in millions):

	September 30,		June 30,
	2016		2016
	Borrowing currency	$ equivalent

Senior Credit Facility
CWC Term Loans due 2022 (LIBOR + 4.75%)	$800.0	$800.0	$800.0
$570.0 million USD Revolving Credit Facility (LIBOR +3.5%) due 2021		288.0	260.0
Total Senior Credit Facility		1,088.0	1,060.0

Senior Notes
8.625% GBP Unsecured Bonds due 2019	£146.7	190.3	194.6
7.375% USD Unsecured Notes due 2021	$1,250.0	1,250.0	1,250.0
6.875% USD Unsecured Notes due 2022	$750.0	750.0	750.0
Total Senior Notes		2,190.3	2,194.6

Other Regional Debt Facilities*		286.4	304.5
Finance lease obligations		14.0	7.0
Total third-party debt and finance lease obligations		3,578.7	3,566.1
Unamortized premiums, discounts and deferred financing costs[24]		(60.1)	(59.6)
Total carrying amount of third-party debt and finance lease obligations		3,518.6	3,506.5
Less: cash and cash equivalents		230.7	248.2
Net carrying amount of third-party debt and finance lease obligations[25]		$3,287.9	$3,258.3

Exchange rate (£ to $)		0.7710	0.7537
_______________

*	Represents loans and facilities denominated in U.S. dollars or currencies linked to the U.S. dollar.

At September 30, 2016, our fully-swapped third-party debt borrowing cost26 was 6.8%, compared to approximately 6.8% at June 30, 2016, the average tenor of our third-party debt was just under five years.

In connection with the Liberty Global Transaction, on May 17, 2016, subsidiaries of CWC entered into two new term loan facilities due 2020 (the "CWC Term Loans") under a new senior facilities agreement, as well as a new $570 million revolving credit facility due 2021 that replaced the $570 million revolving credit facility that was due 2020. On October 8, 2016, the revolving credit facility was increased to $625 million.

Based on the results for Q2 2016/17, our Consolidated Net Leverage Ratio37 was 2.9x. As of September 30, 2016, we had maximum undrawn commitments of $364 million. When our compliance reporting requirements have been completed and assuming no changes from September 30, 2016 borrowing levels, we would have $220 million of our unused commitments available to be drawn. As of September 30, 2016, Proportionate Net Debt36 was $3.2 billion.

This page intentionally left blank

VTR Reports Preliminary Q3 2016 Results

Strongest Q3 Broadband Subscriber Additions in Nearly 10 Years
Gained 58,000 New Customers Over the Last 12 Months
Continued Mobile Momentum with 14,000 Subscriber Additions in Q3

VTR Finance B.V. ("VTR Finance"), through VTR.com ("VTR"), is the leading cable operator in Chile, offering video, broadband internet, fixed-line telephony and mobile voice and data services to its 1.3 million customers.

Operating and financial highlights*:

•	Gained 13,000 RGUs[3] and 14,000 customer[1] additions during Q3

◦	New products and speed increases drove our best Q3 broadband subscriber additions since 2007 with 21,000 RGU additions during the quarter

◦	Market-leading HD channel line-up contributed to quarterly gain of 4,000 video RGUs

◦	Expansion of two-way footprint positively impacting customer and RGU counts, as we remain on track to deliver over 125,000 new/upgraded homes by year-end 2016

•	Mobile[17] base surpassed 150,000 subscribers at September 30, 2016

◦	Strongest quarterly mobile additions performance in nearly four years with 14,000 gain

◦	Improved performance driven by operational actions implemented earlier in the year, including refreshed packages

•	Early results from the launch of our SOHO B2B offers in Q2 are showing traction as we upgrade existing residential customers to higher-tier SOHO packages and we attract new customers to VTR

•	Continued enhancement of broadband internet user experience

◦	Roll-out of "Connect Box" routers with state-of-the-art WiFi technology during Q3

◦	Increased broadband speeds in certain bundles; core triple-play offering now at 100 Mbps

•	Operating income of CLP 33 billion (up 14% year-over-year) in Q3 and CLP 85 billion (up 8% year-over-year) YTD

•	YTD revenue and Segment OCF[8] growth of 6% to CLP 429 billion and CLP 166 billion, respectively

◦	Q3 revenue of CLP 147 billion (up 6% YoY) and Segment OCF of CLP 58 billion (up 3% YoY)

•	Balance sheet remains strong with an average cost of debt[26] at 6.5%

◦	Average tenor of debt currently exceeds seven years

◦	Consolidated Net Leverage Ratio[34] of 3.91x at September 30, 2016
* The financial figures contained in this release are prepared in accordance with U.S. GAAP10.

Operating Statistics Summary

	As of and for the three months ended September 30,
	2016	2015

Footprint
Homes Passed [11]	3,198,400	3,034,900
Two-way Homes Passed [12]	2,689,300	2,518,000

Subscribers (RGUs)[3]
Basic Video[13]	82,400	97,500
Enhanced Video[14]	962,400	928,700
Total Video	1,044,800	1,026,200

Internet[4]	1,076,800	993,600
Telephony[5]	663,600	699,000
Total RGUs	2,785,200	2,718,800

Q3 Organic RGU Net Additions (Losses)
Basic Video	(5,000)	(4,700)
Enhanced Video	9,100	8,000
Total Video	4,100	3,300

Internet	20,600	15,900
Telephony	(11,500)	(1,900)
Total organic RGU net additions	13,200	17,300

Penetration
Enhanced Video Subscribers as % of Total Video Subscribers[29]	92.1%	90.5%
Internet as % of Two-way Homes Passed[30]	40.0%	39.5%
Telephony as % of Two-way Homes Passed[30]	24.7%	27.8%

Customer Relationships
Customer Relationships[1]	1,317,800	1,259,800
RGUs per Customer Relationship	2.11	2.16
Q3 Monthly ARPU per Customer Relationship[15]	CLP 33,670	CLP 33,042

Customer Bundling
Single-Play	31.2%	30.6%
Double-Play	26.3%	23.0%
Triple-Play	42.5%	46.4%

Mobile Subscribers[17]
Postpaid	144,300	122,000
Prepaid	8,500	12,000
Total Mobile subscribers	152,800	134,000

Q3 Postpaid net additions	14,200	6,000
Q3 Prepaid net losses	(400)	(1,200)
Total organic Mobile net additions	13,800	4,800

Q3 Monthly ARPU per Mobile Subscriber[18]
Excluding interconnect revenue	CLP 16,418	CLP 15,788
Including interconnect revenue	CLP 17,791	CLP 17,287

Financial Results, Segment OCF Reconciliation and Property & Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three and nine months ended September 30, 2016, and 2015.

	Three months ended September 30,			Nine months ended September 30,
	2016	2015	Change	2016	2015	Change
	CLP in billions, except % amounts
Revenue	146.5	138.3	5.9%	429.3	405.1	6.0%

Segment OCF	57.5	55.7	3.2%	166.4	157.2	5.9%
Share-based compensation expense	(0.9)	(0.4)		(2.1)	(1.0)
Related-party fees and allocations	(0.8)	(3.0)		(8.0)	(5.6)
Depreciation and amortization	(19.4)	(22.8)		(62.0)	(68.6)
Impairment, restructuring and other operating items, net	(3.8)	(1.0)		(9.7)	(3.5)
Operating income	32.6	28.5		84.6	78.5

Segment OCF as a percentage of revenue	39.2%	40.3%		38.8%	38.8%

Operating income as a percentage of revenue	22.3%	20.6%		19.7%	19.4%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	CLP in billions, except % amounts

Customer premises equipment	17.0	11.9	51.5	41.7
Scalable infrastructure	3.7	6.2	17.1	17.4
Line extensions/new build	4.6	3.9	15.1	6.6
Upgrade/rebuild	0.6	0.4	1.8	1.5
Support capital	4.2	4.3	20.0	15.2
Property and equipment additions	30.1	26.7	105.5	82.4

Assets acquired under capital-related vendor financing arrangements	(11.1)	—	(22.7)	—
Assets acquired under capital leases	(0.3)	—	(0.4)	—
Changes in liabilities related to capital expenditures (including related-party amounts)	6.9	0.6	(15.4)	(3.6)
Total capital expenditures[19]	25.6	27.3	67.0	78.8

Property and equipment additions as % of revenue	20.5%	19.3%	24.6%	20.3%

Subscriber Statistics

The third quarter of 2016 showed a continuation of the operating momentum that we established during the first half of the year, as year-over-year improvements in our video and broadband internet subscriber growth supported a total of 13,000 RGU additions in Q3. During the third quarter of 2016, we added 4,000 video subscribers, a 24% year-over-year improvement and our best Q3 result in three years due to continued traction of our “Vive Más” bundles, which feature Chile's most robust HD channel line-up. We experienced similar success in our broadband internet performance, as we added 21,000 subscribers during Q3, our strongest third quarter result in nearly ten years. During the quarter we increased broadband speeds in all entry and mid-tier packages extending our speed advantage versus the competition. Our core bundles now feature 100 Mbps broadband speeds, an increase from 80 Mbps. Rounding out our product suite, we lost 12,000 fixed-line voice subscribers as we continue to see customers' opting for mobile-only telephony solutions.

We added 14,000 new customers during the quarter aided by our new build and upgrade activity. During the first nine months of 2016, we built or upgraded approximately 110,000 homes and remain on track to deliver more than 125,000 homes by year-end. On the innovation front, we remain very active as we continued the roll-out of our new video-on-demand user interface, and in Q3 began deployment of our WiFi Connect boxes, which are designed to vastly improve our customers' in-home WiFi experience.

Building upon our second quarter mobile resurgence, we added 14,000 subscribers during Q3, our highest quarterly result in nearly four years. At quarter end, our mobile base stood at 153,000 subscribers, representing the largest mobile base in VTR's history. The continued success of our mobile offering can be attributed to operational improvements, including refreshed packages, enacted in the first half of 2016.

Financial Summary

For the three and nine months ended September 30, 2016, our revenue increased 6% to CLP 147 billion and 6% to CLP 429 billion, respectively, as compared to the corresponding prior-year periods. These increases were primarily attributable to increases in (i) cable subscription revenue, driven by growth in ARPU per RGU and an increase in the average number of subscribers, and (ii) mobile subscription revenue, driven by growth in mobile subscribers and higher mobile ARPU18. The revenue increases for the three and nine months ended September 30, 2016, as compared to the prior-year periods, include adjustments to reflect the retroactive application of tariff reductions on ancillary services and fixed-line termination rates. The tariff adjustments had a net favorable impact on our Q3 and YTD 2016 revenue growth of CLP 1.1 billion and CLP 0.5 billion, respectively, including (a) an increase in revenue due to the impact of CLP 1.1 billion and CLP 3.1 billion unfavorable adjustments recorded in Q3 2015 and YTD 2015, respectively, and (b) decreases in revenue during YTD 2016 of CLP 2.6 billion due to unfavorable adjustments recorded in the first and second quarters of 2016.

Operating income increased by 14% to CLP 33 billion in Q3 and increased by 8% to CLP 85 billion in YTD 2016, as compared to the corresponding prior-year periods. These increases represent the net impact of increases in Segment OCF, as described below, higher charges for impairment, restructuring and other operating items, decreases in depreciation and amortization expense, an increase in related-party fees and allocations during the nine-month comparison and a decrease in related-party fees and allocations during the three-month comparison.

Our Segment OCF increased by 3% to CLP 58 billion in Q3 and by 6% to CLP 166 billion in YTD 2016, as compared to the corresponding prior-year periods. The aforementioned revenue growth was partially offset by increases (i) in programming costs, which were due in part to an increase in enhanced video subscribers and the impact of foreign currency exchange rate fluctuations on our U.S. dollar-

denominated programming contracts and (ii) staff-related costs, primarily reflecting higher incentive compensation. The net increase in our costs during the YTD period also reflects the negative impact of nonrecurring adjustments related to retroactive tariff reductions of CLP 1.4 billion that we recorded in YTD 2015. As it pertains to our Segment OCF, after taking into account the impact of hedge accounting for the derivatives that we use to mitigate our non-functional currency risk, and the year-over movements in the Chilean peso relative to the U.S. dollar, we estimate that the impact of our non-functional currency spend reduced our Segment OCF by approximately CLP 0.4 billion in Q3 and CLP 3.1 billion in YTD 2016, each as compared with the corresponding prior-year period.

We reported property and equipment additions for the three and nine months ended September 30, 2016 of CLP 30 billion (21% of revenue) and CLP 106 billion (25% of revenue), respectively. The performance in each period represents an increase in absolute terms and as a percentage of revenue from the corresponding prior-year periods and is primarily attributable to increases in spend on customer premise equipment as well as new build and upgrade activity.

Third-Party Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table details the borrowing currency and Chilean peso equivalent of the nominal amount outstanding of VTR's consolidated third-party debt, capital lease obligations and cash and cash equivalents:

September 30,			June 30,
2016			2016
Borrowing currency in millions		CLP equivalent in billions

6.875% USD Senior Secured Notes due 2024	$1,400.0	919.6	923.6
$160.0 million VTR USD Credit Facility due 2020		—	—
CLP 22,000.0 million VTR CLP Credit Facility due 2019		—	—
Vendor Financing		23.4	11.6
Capital lease obligations		0.5	0.3
Total third-party debt and capital lease obligations		943.5	935.5
Deferred financing costs[24]		(16.8)	(17.1)
Total carrying amount of third-party debt and capital lease obligations		926.7	918.4
Less: cash and cash equivalents		75.7	77.6
Net carrying amount of third-party debt and capital lease obligations[25]		851.0	840.8

Exchange rate (CLP to $)		656.9	659.7

At September 30, 2016, our fully-swapped third-party debt borrowing cost26 was 6.5%, in line with our average interest cost in the prior quarter. The average tenor of our third-party debt (excluding vendor financing) was in excess of seven years. In addition, our cash position remained relatively stable from June 30, 2016, including the impact of our Q3 semi-annual interest payment on our senior secured notes.

Based on our results for Q3 2016, and subject to the completion of our corresponding compliance reporting requirements, our Consolidated Net Leverage Ratio34 was 3.91x, calculated in accordance with the indenture governing the senior secured notes. As of September 30, 2016, we had maximum undrawn commitments of $160 million (CLP 105 billion) and CLP 22 billion. When our Q3 2016 compliance reporting requirements have been completed and assuming no changes from September 30, 2016 borrowing levels, we anticipate the full amount of our unused commitments will continue to be available to be drawn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities (including our revenue and OCF prospects); expected RGU additions; the development, enhancement and expansion of our superior networks and innovative and advanced products and services, including content enhancements and 4G and LTE launches; plans and expectations relating to new build and upgrade activities as well as network extension opportunities; the strength of our operating companies’ balance sheets and tenor of their third-party debt; the impact of price increases on ARPU and churn; plans and impacts of acquisitions, reorganizations and integrations, including synergies; the pending joint venture in the Netherlands and the anticipated benefits in connection therewith; anticipated impact of regulation changes on future network infrastructure charges; plans with respect to future analog switch-offs; the expected impact of Hurricane Matthew on our operations in the Bahamas; anticipated competitive developments and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; our ability to maintain certain accreditations; general economic factors; our ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from businesses we acquire; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network providers under our MVNO arrangements) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including Liberty Global's most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact Information

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Oskar Nooij	+1 303 220 4218	Matt Beake	+44 20 8483 6428
Christian Fangmann	+49 221 84 62 5151	Rebecca Pike	+44 20 8483 6216
John Rea	+1 303 220 4238

Virgin Media Investor Relations:		Virgin Media Corporate Communications:
Vani Bassi	+44 125 675 2347	Paul Fincham	+44 333 000 2900

Ziggo Investor Relations:		Ziggo Corporate Communications:
Caspar Bos	+31 88 717 4619	Youssef Eddini	+31 88 717 5459

Unitymedia Investor Relations:		Unitymedia Corporate Communications:
Stefan Halters	+1 303 784 4528	Johannes Fuxjaeger	+49 221 84 62 5110

Cable & Wireless Investor Relations		Cable & Wireless Corporate Communications:
Kunal Patel	+1 786 376 9294	Claudia Restrepo	+1 786 218 0407

About Liberty Global

Liberty Global is the world’s largest international TV and broadband company, with operations in more than 30 countries across Europe, Latin America and the Caribbean. We invest in the infrastructure that empowers our customers to make the most of the digital revolution. Our scale and commitment to innovation enables us to develop market-leading products delivered through next-generation networks that connect our 29 million customers who subscribe to over 60 million television, broadband internet and telephony services. We also serve 10 million mobile subscribers and offer WiFi service across seven million access points.

Liberty Global’s businesses are comprised of two stocks: the Liberty Global Group (NASDAQ: LBTYA, LBTYB and LBTYK) for our European operations, and the LiLAC Group (NASDAQ: LILA and LILAK, OTC Link: LILAB), which consists of our operations in Latin America and the Caribbean.

The Liberty Global Group operates in 12 European countries under the consumer brands Virgin Media, Ziggo, Unitymedia, Telenet and UPC. The LiLAC Group operates in over 20 countries in Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Mas Movil and BTC. In addition, the LiLAC Group operates a sub-sea fiber network throughout the region in over 30 markets.

For more information, please visit www.libertyglobal.com.

	Selected Operating Data & Subscriber Variance Table — As of and for the quarter ended September 30, 2016
					Video
	Homes Passed(11)	Two-way Homes Passed(12)	Customer Relationships(1)	Total RGUs(3)	Basic Video Subscribers(13)	Enhanced Video Subscribers(14)	DTH Subscribers(31)	Total Video	Internet Subscribers(4)	Telephony Subscribers(5)

Operating Data
Switzerland[35]	2,226,900	2,226,900	1,289,800	2,485,000	584,200	660,400	—	1,244,600	744,600	495,800
Austria	1,385,800	1,385,800	652,800	1,402,000	120,400	368,300	—	488,700	498,000	415,300
Poland	3,095,200	3,031,400	1,429,700	2,925,000	216,800	990,300	—	1,207,100	1,086,100	631,800
Hungary	1,692,200	1,674,700	1,112,300	2,146,800	141,400	519,300	295,400	956,100	620,500	570,200
Romania	2,811,400	2,752,400	1,259,400	2,225,800	272,100	629,600	349,500	1,251,200	524,900	449,700
Czech Republic	1,445,100	1,411,800	709,800	1,217,900	134,100	353,000	113,600	600,700	465,700	151,500
Slovakia	559,800	535,700	270,600	448,000	30,100	142,400	69,200	241,700	125,900	80,400
Total UPC Holding	13,216,400	13,018,700	6,724,400	12,850,500	1,499,100	3,663,300	827,700	5,990,100	4,065,700	2,794,700

United Kingdom	13,154,500	13,139,100	5,249,900	13,000,200	—	3,723,500	—	3,723,500	4,867,900	4,408,800
Ireland	842,100	792,600	457,700	1,028,200	28,700	283,500	—	312,200	363,800	352,200
Total Virgin Media	13,996,600	13,931,700	5,707,600	14,028,400	28,700	4,007,000	—	4,035,700	5,231,700	4,761,000

Panama	415,700	240,200	396,100	520,600	—	51,000	43,500	94,500	124,600	301,500
Jamaica	469,800	459,800	301,100	497,000	—	105,500	—	105,500	173,200	218,300
Trinidad and Tobago	310,500	310,500	169,500	272,100	—	121,600	—	121,600	123,400	27,100
Barbados	121,800	121,800	94,500	169,900	—	19,900	—	19,900	66,100	83,900
Bahamas	155,000	155,000	55,000	80,800	—	900	—	900	24,900	55,000
Other	354,300	334,500	212,500	318,200	12,100	73,800	—	85,900	119,500	112,800
Total CWC	1,827,100	1,621,800	1,228,700	1,858,600	12,100	372,700	43,500	428,300	631,700	798,600

Q3 Organic Subscriber Variance
Switzerland	10,200	10,200	(9,900)	(12,600)	(7,800)	(3,200)	—	(11,000)	(400)	(1,200)
Austria	5,700	5,700	600	8,900	(5,600)	2,100	—	(3,500)	4,400	8,000
Poland	35,900	36,900	(4,500)	24,300	(7,500)	10,500	—	3,000	8,000	13,300
Hungary	31,900	31,900	4,800	27,500	(9,900)	14,600	—	4,700	12,300	10,500
Romania	66,600	72,100	7,000	33,800	(8,800)	12,000	4,600	7,800	9,800	16,200
Czech Republic	15,100	15,100	800	8,700	7,500	(200)	(1,700)	5,600	5,200	(2,100)
Slovakia	15,500	12,600	(1,100)	3,700	(1,500)	(600)	100	(2,000)	1,300	4,400
Total UPC Holding	180,900	184,500	(2,300)	94,300	(33,600)	35,200	3,000	4,600	40,600	49,100

United Kingdom	82,200	82,100	49,000	91,800	—	10,900	—	10,900	59,900	21,000
Ireland	4,500	8,200	(3,800)	(11,400)	(1,100)	(10,000)	—	(11,100)	(400)	100
Total Virgin Media	86,700	90,300	45,200	80,400	(1,100)	900	—	(200)	59,500	21,100

Panama	—	—	4,300	2,400	—	(800)	4,300	3,500	(200)	(900)
Jamaica	—	—	1,100	12,600	—	700	—	700	5,100	6,800
Trinidad and Tobago	—	—	—	3,400	—	(3,500)	—	(3,500)	2,400	4,500
Barbados	—	—	(1,800)	(3,900)	—	(500)	—	(500)	(1,300)	(2,100)
Bahamas	14,400	14,400	(5,300)	(4,700)	—	300	—	300	300	(5,300)
Other	—	—	—	(600)	(700)	1,500	—	800	400	(1,800)
Total CWC	14,400	14,400	(1,700)	9,200	(700)	(2,300)	4,300	1,300	6,700	1,200

	Selected Operating Data & Subscriber Variance Table — As of and for the quarter ended September 30, 2016

	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers

Total Mobile Subscribers

Switzerland[35]	—	70,100	70,100
Austria	—	24,300	24,300
Poland	—	5,800	5,800
Hungary	—	56,700	56,700
Romania	—	—	—
Czech Republic	—	—	—
Slovakia	—	—	—
Total UPC Holding	—	156,900	156,900

United Kingdom	660,100	2,368,300	3,028,400
Ireland	—	13,600	13,600
Total Virgin Media	660,100	2,381,900	3,042,000

Panama	1,586,600	173,600	1,760,200
Jamaica	866,300	22,500	888,800
Trinidad and Tobago	—	—	—
Barbados	98,500	30,500	129,000
Bahamas	271,000	38,200	309,200
Other	322,500	56,600	379,100
Total CWC	3,144,900	321,400	3,466,300

Mobile Subscriber Variance	September 30, 2016 vs. June 30, 2016

Switzerland	—	14,500	14,500
Austria	—	3,200	3,200
Poland	—	(400)	(400)
Hungary	—	9,300	9,300
Romania	—	—	—
Czech Republic	—	—	—
Slovakia	—	—	—
Total UPC Holding	—	26,600	26,600

United Kingdom	(16,900)	23,900	7,000
Ireland	—	1,800	1,800
Total Virgin Media	(16,900)	25,700	8,800

Panama[42]	(243,800)	1,700	(242,100)
Jamaica	2,300	300	2,600
Trinidad and Tobago	—	—	—
Barbados	(300)	(500)	(800)
Bahamas	1,900	2,000	3,900
Other	2,400	—	2,400
Total CWC	(237,500)	3,500	(234,000)

Footnotes

[1]
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile-only customers from Customer Relationships.

[2]
Customer Churn represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

[3]
RGU is separately a Basic Video Subscriber, Enhanced Video Subscriber, DTH Subscriber, Internet Subscriber or Telephony Subscriber (each as defined and described below). A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, DTH, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our September 30, 2016 RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

[4]
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers exclude 47,500 digital subscriber line (“DSL”) subscribers within Austria that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 101,100 subscribers who have requested and received this service.

[5]
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers exclude 36,500 subscribers within Austria that are not serviced over our networks. In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 66,500 subscribers who have requested and received this service.

[6]
The 250,000 premises that were constructed in the nine months ended September 2016, include 22,000 premises in Ireland, of which 9,000 were constructed in Q3 2016. In addition, in the YTD period there is a further approximately 23,000 homes which were identified through Project Lightning on the existing footprint that required no construction activity.

[7]
For purposes of calculating rebased growth rates on a comparable basis, we have adjusted the historical revenue and Segment OCF for the three and nine months ended September 30, 2015 of the applicable borrowing groups to (i) in the case of the Virgin Media borrowing group, include the pre-acquisition revenue and Segment OCF of a small entity acquired during 2015 in our rebased amounts for the three and nine months ended September 30, 2015 to the same extent that the revenue and Segment OCF of such entity is included in our results for the three and nine months ended September 30, 2016, (ii) in the case of the UPC Holding borrowing group, include the pre-acquisition revenue and Segment OCF of a small entity acquired during 2015 in our rebased amounts for the three and nine months ended September 30, 2015 to the same extent that the revenue and Segment OCF of such entity is included in our results for the three and nine months ended September 30, 2016, (iii) in the case of the Virgin Media borrowing group, exclude the pre-disposition revenue and Segment OCF of (a) our "offnet" subscribers in Virgin Media that were disposed in the fourth quarter of 2014 and the first half of 2015 and (b) our Irish MMDS (as defined below) customer base from our rebased amounts for the three and nine months ended September 30, 2015 to the same extent that the revenue and Segment OCF of these disposed subscribers is excluded from our results for the three and nine months ended September 30, 2016, (iv) in the case of the Ziggo borrowing group, exclude the revenue and Segment OCF related to a partner network agreement that was terminated shortly after the Ziggo Acquisition from our rebased amounts for the nine months ended September 30, 2015 to the same extent that the revenue and Segment OCF from this partner network is excluded from our results for the nine months ended September 30, 2016 and (v) in the case of the Virgin Media and UPC Holding borrowing groups, reflect the translation of our rebased amounts for the three and nine months ended September 30, 2015 at the applicable average foreign currency exchange rates that were used to translate our results for the three and nine months ended September 30, 2016. For further information on the calculation of rebased growth rates, see the discussion in Revenue and Operating Cash Flow in Liberty Global's press release dated November 3, 2016, Liberty Global Reports Third Quarter 2016 Results. The following table provides adjustments made to the 2015 amounts to derive our rebased growth rates for Virgin Media, UPC Holding and Ziggo:

	Revenue		OCF
	Three months ended September 30, 2015	Nine months ended September 30, 2015	Three months ended September 30, 2015	Nine months ended September 30, 2015
	in millions
Virgin Media
Acquisition	£11.9	£29.2	£(2.0)	£(4.4)
Dispositions	(2.6)	(9.4)	(2.3)	(4.1)
Foreign Currency	11.2	111.8	5.0	52.8
Total increase	£20.5	£131.6	£0.7	£44.3

UPC Holding
Acquisition	€0.6	€1.8	€0.3	€0.9
Foreign Currency	(7.9)	(40.9)	(4.1)	(22.8)
Total decrease	€(7.3)	€(39.1)	€(3.8)	€(21.9)

Ziggo
Disposition	€—	€(1.4)	€—	€(0.9)

[8]
Segment OCF is the primary measure used by our chief operating decision maker and management to evaluate the operating performance of our businesses. Segment OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Segment OCF is defined as operating income before depreciation and amortization, share-based compensation, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe operating cash flow is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between entities and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Segment OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of Segment OCF to operating income is presented in the applicable sections of this release.

[9]
Property and equipment additions (or in the case of Unitymedia, property, equipment and intangible asset additions) include capital expenditures on an accrual basis, amounts financed under vendor financing or capital lease arrangements and other non-cash additions.

[10]	Accounting principles generally accepted in the United States are referred to as U.S. GAAP.

[11]
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. Due to the fact that we do not own the partner networks (as defined below) used in Switzerland and the Netherlands (see note 35) we do not report homes passed for Switzerland’s and the Netherlands’ partner networks.

[12]	Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

[13]
Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. With the exception of RGUs that we count on an EBU basis, we count RGUs on a unique premises basis.  In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs. At UPC Holding, we have approximately 156,600 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

[14]
Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers that are not counted on an EBU basis are counted on a unique premises basis.  For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers. Subscribers to enhanced video services provided by our operations in Switzerland and the Netherlands over partner networks receive basic video services from the partner networks as opposed to our operations.

[15]
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship or mobile subscriber, as applicable, and is calculated by dividing the average monthly cable subscription revenue (excluding mobile services, B2B services, interconnect, channel carriage fees, mobile handset sales and installation fees) or mobile subscription revenue, as applicable, for the indicated period, by the average of the opening and closing balances for customer relationships or mobile subscribers, as applicable, for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber, as applicable, is not adjusted for currency impacts. ARPU per RGU refers to average monthly subscription revenue per average RGU, which is calculated by dividing the average monthly cable subscription revenue for the indicated period, by the average of the opening and closing balances of RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable.

[16]
Fixed-mobile Convergence penetration represents the number of customers who subscribe to both Virgin Media's internet service and postpaid mobile telephony service, divided by the number of customers who subscribe to Virgin Media's internet service.

[17]
Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country.

[18]
Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation fees, handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

[19]
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

[20]
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior-year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

[21]
In November 2014, Virgin Media introduced a new mobile program in the U.K. whereby customers can elect to purchase a mobile handset pursuant to a contract that is independent of a mobile airtime services contract (the "Freestyle" mobile proposition). Under Freestyle contractual arrangements, we generally recognize the full sales price for the mobile handset upon delivery as a component of other revenue, regardless of whether the sales price is received upfront or in installments. Revenue associated with the airtime services is recognized as mobile subscription revenue over the contractual term of the airtime services contract. Prior to the launch of Freestyle contracts in November 2014, handsets were generally provided to customers on a subsidized basis. As a result, revenue associated with the handset was only recognized upfront to the extent of cash collected at the time of sale, and the monthly amounts collected for both the handset and airtime were included in mobile subscription revenue over the term of the contract. Handset costs associated with Freestyle handset revenue are expensed at the point of sale.

[22]
B2B revenue includes revenue from business broadband internet, video, voice, mobile and data services offered to medium to large enterprises and, on a wholesale basis, to other operators. B2B revenue for Virgin Media includes the amortization of deferred upfront installation fees and deferred nonrecurring fees received on B2B contracts where we maintain ownership of the installed equipment. In connection with the application of the Virgin Media acquisition accounting, we eliminated all of Virgin Media's B2B deferred revenue as of the June 7, 2013 acquisition date. Due primarily to this acquisition accounting, the amortization of Virgin Media's deferred B2B revenue is accounting for £2 million and £8 million of the rebased increase to Virgin Media's B2B revenue for the three and nine months ended September 30, 2016, respectively.

[23]	Segment OCF margin and Adjusted Segment EBITDA as a percentage of revenue are calculated by dividing Segment OCF or Adjusted Segment EBITDA, as applicable, by total revenue for the applicable period.

[24]
In April 2015, the Financial Accounting Standards Board issued Accounting Standards Update No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, which requires debt issuance costs related to a recognized debt liability to be presented on the balance sheet as a direct deduction from the debt liability, similar to the presentation of debt discounts. Accordingly, for all periods presented herein, deferred financing costs are reflected as a reduction of debt.

[25]
Net third-party debt including capital or finance lease obligations (as applicable) is not a defined term under U.S. GAAP, EU-IFRS or IASB-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.

[26]
Our fully-swapped third-party debt borrowing cost represents the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital lease and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

[27]
Adjusted Segment EBITDA is the primary measure used by our management to evaluate the company’s performance. Adjusted Segment EBITDA is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. We define EBITDA as earnings before net finance expense, income taxes and depreciation and amortization. As we use the term, Adjusted Segment EBITDA is defined as EBITDA before share-based compensation, provisions and provision releases related to significant litigation, impairment, restructuring and other operating items and related-party fees and allocations. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted Segment EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. We believe our Adjusted Segment EBITDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. Adjusted Segment EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for EBIT, net earnings (loss), cash flow from operating activities and other EU-IFRS or IASB-IFRS measures of income or cash flows. A reconciliation of Adjusted Segment EBITDA to net loss is presented in the Unitymedia section of this release.

[28]	International Financial Reporting Standards, as adopted by the European Union, are referred to as EU-IFRS.

[29]	Enhanced video penetration is calculated by dividing the number of enhanced video RGUs by the total number of basic and enhanced video RGUs.

[30]	Telephony and broadband penetration is calculated by dividing the number of telephony RGUs and broadband RGUs, respectively, by the total Two-way Homes Passed.

[31]	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

[32]
Represents non-cash contributions of property and equipment that we received from our parent company. These amounts are excluded from the capital expenditures that we report in our condensed consolidated statements of cash flows.

[33]
UPC Holding's property and equipment additions include amounts that represent the net impact of changes in inventory levels associated with centrally-procured customer premises equipment. This equipment is ultimately transferred to certain Liberty Global European operating subsidiaries, including subsidiaries within UPC Holding. These amounts, which are included in "Other", are excluded from the calculation of segment property and equipment additions as a percentage of revenue.

[34]
Consolidated Net Leverage Ratio is defined in accordance with VTR's indenture for its senior secured notes, taking into account the ratio of its outstanding indebtedness (including the impact of its swaps) less its cash and cash equivalents to its annualized EBITDA from the most recent two consecutive fiscal quarters.

[35]
Pursuant to service agreements, Switzerland and, to a much lesser extent, the Netherlands offer enhanced video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At September 30, 2016, Switzerland’s partner networks account for 141,400 Customer Relationships, 289,700 RGUs, 106,100 Enhanced Video Subscribers, 108,800 Internet Subscribers, and 74,800 Telephony Subscribers.

[36]
Proportionate Net Debt is equal to the total net third-party debt less the noncontrolling interests' share of net third-party debt. Our internal decision makers believe Proportionate Net Debt is a meaningful measure when assessing leverage of the company because it excludes the noncontrolling interests' respective share of net third-party debt of CWC's non-wholly-owned subsidiaries. Proportionate Net Debt provides investors with a means to assess the relative leverage of CWC's wholly-owned and non-wholly-owned operations. At September 30, 2016, the noncontrolling interests' share of net third-party debt was $107 million.

[37]
Consolidated Net Leverage Ratio is defined in accordance with CWC's $1.37 billion Credit Agreement dated May 16, 2016 (the "SFA"), taking into account the ratio of its outstanding indebtedness (subject to certain exclusions) less its cash and cash equivalents to its Consolidated EBITDA for the last twelve months. As defined in the SFA, Test Period refers to, on any date of determination, the period of the most recent two consecutive half-year periods for which semi-annual financial statements have been delivered to the Administrative Agent under the SFA. The period ended September 30, 2016 coincided with a Test Period.

[38]
Horizon-Lite relates to our more basic version of Horizon TV, where we are upgrading the software of legacy two-way capable boxes in the field with a Horizon-like user interface, that also offers access to on-demand content, different apps and in certain cases Replay TV functionality. We have launched Horizon-Lite in certain CEE markets, such as the Czech Republic, Slovakia and Hungary.

[39]
For purposes of calculating rebased growth rates on a comparable basis for the CWC borrowing group, we have adjusted the historical revenue and Adjusted Segment EBITDA for the three months ended September 30, 2015 to reflect the impacts in the three months ended September 30, 2016 of the alignment to Liberty Global’s accounting policies and to reflect the translation of our rebased amounts for the three months ended September 30, 2015 at the applicable average foreign currency exchange rates that were used to translate CWC's results for the three months ended September 30, 2016. The most significant adjustments to conform to Liberty Global's policies relate to the capitalization of certain installation activities that previously were expensed, the reflection of certain lease arrangements as capital leases that previously were accounted for as operating leases and the reflection of certain time-based licenses as operating expenses that previously were capitalized. We have not adjusted the three months ended September 30, 2015 to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that have been implemented in the three months ended September 30, 2016. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth rates are not necessarily indicative of the rebased revenue and Adjusted Segment EBITDA that would have occurred if the acquisition of CWC had occurred on the date assumed for purposes of calculating our rebased amounts or the revenue and Adjusted Segment EBITDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K. The following table provides adjustments made to the 2015 amounts to derive our rebased growth rates for CWC:

	Revenue		OCF
	Three months ended September 30, 2015	Six months ended September 30, 2015	Three months ended September 30, 2015	Six months ended September 30, 2015
	in millions
CWC
Policy Differences	$(1.2)	$(1.2)	$2.6	$7.5
Foreign Currency	(9.0)	(16.6)	(2.4)	(4.4)
Total	$(10.2)	$(17.8)	$0.2	$3.1

[40]
The amounts reported by Unitymedia for revenue, EBIT, income tax expense and net loss for the three and nine months ended September 30, 2015 have been retrospectively revised from the amounts originally reported for the three and nine months ended September 30, 2015. As discussed in Unitymedia’s Summary of Significant Accounting Policies in its Annual Report for the year ended December 31, 2015, when free or discounted service periods are offered to customers in relation to a subscription service, Unitymedia recognizes the total amount of billable revenue that it expects to receive from customers in equal monthly installments over the term of the contract provided that Unitymedia has the enforceable and contractual right to deliver services to the customer after the promotional period. Prior to reporting Unitymedia's results for the three months ended March 31, 2015; Unitymedia discovered an error in the computation used to recognize this revenue on an equalized monthly basis. This error had a continuing impact for the remainder of 2015 and Unitymedia will retrospectively revise its 2015 results as it reports each comparative period in its quarterly and annual 2016 financial information. The following quantifies the impact of this error on Unitymedia’s revenue, EBIT and net earnings (loss) for each quarter and in total for 2015:

	Revenue	EBIT	Net earnings (loss)
	in millions
Q1 2015:
As previously reported	€538.3	€110.1	€(39.9)
Revision	(3.9)	(3.9)	(2.6)
As retrospectively revised	€534.4	€106.2	€(42.5)
Q2 2015:
As previously reported	€537.7	€109.8	€(1.1)
Revision	(3.1)	(3.1)	(2.1)
As retrospectively revised	€534.6	€106.7	€(3.2)
Q3 2015:
As previously reported	€542.2	€101.8	€19.5
Revision	(0.7)	(0.7)	(0.5)
As retrospectively revised	€541.5	€101.1	€19.0
Q4 2015:
As previously reported	€554.1	€111.9	€(4.9)
Revision	(0.4)	(0.4)	(0.3)
As retrospectively revised	€553.7	€111.5	€(5.2)
Year ended December 31, 2015:
As previously reported	€2,172.3	€433.6	€(26.4)
Revision	(8.1)	(8.1)	(5.5)
As retrospectively revised	€2,164.2	€425.5	€(31.9)

[41]	International Financial Reporting Standards, as promulgated by the International Accounting Standards Board (IASB), are referred to as IASB-IFRS.

[42]
Prepaid net additions (losses) excludes nonorganic adjustments to reduce prepaid mobile subscribers by 206,000 and 201,000 at September 30, 2016 and 2015, respectively, to comply with Liberty Global subscriber counting policies.

Additional General Notes:

As a result of our decision to discontinue our Multi-channel Multipoint Distribution System (“MMDS”) service in Ireland, we have excluded subscribers to our MMDS service from our externally reported operating statistics effective January 1, 2016, which resulted in a reduction to Homes Passed, RGUs, and Customer Relationships in Ireland and Slovakia of 22,200 and 500, respectively.

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” SOHO customers of CWC are not included in our respective RGU and customer counts as of September 30, 2016. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments such as bars, hotels and hospitals in Chile and certain commercial and residential multiple dwelling units in Europe (with the exception of Germany, where we do not count any RGUs on an EBU basis). Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. In Germany, homes passed reflect the footprint and two-way homes passed reflect the technological capability of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities, including CWC, is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.